Exhibit 99.2

CAE INC.

as Vendor

and

L-3 COMMUNICATIONS CORPORATION

as Purchaser

SALE AND PURCHASE AGREEMENT

November 1, 2004

TABLE OF CONTENTS

SALE AND PURCHASE AGREEMENT	1
Article 1 INTERPRETATION	1
1.1 Defined Terms	1
1.2 Other Defined Terms	15
1.3 Gender and Number	17
1.4 Headings, etc.	17
1.5 Currency	17
1.6 Knowledge	17
1.7 Accounting Terms	17
1.8 Incorporation of Exhibits	18
Article 2 TRANSFERRED INTERESTS AND PURCHASE PRICE	18
2.1 Purchase and Sale	18
2.2 Purchase Price	18
2.3 Payment of the Purchase Price	19
2.4 Assumed Liabilities	19
2.5 Determination of Net Working Capital	19
2.6 Adjustment of Closing Date Payment	22
2.7 Tax Election/Allocation of Purchase Price	22
2.8 Transfer Taxes; Stamp Duty	23
2.9 Goods and Services Tax Election	23
2.10 Instruments of Conveyance	24
2.11 Releases	24
2.12 [Omitted]
2.13 [Omitted]
Article 3 REPRESENTATIONS AND WARRANTIES OF VENDOR	25
3.1 Representations and Warranties of Vendor	25
3.2 Compliance with Environmental Laws	44
Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER	44
4.1 Representations and Warranties of Purchaser	44
Article 5 CONSENTS	45
5.1 [Omitted]
5.2 [Omitted]

Article 6 PRE-CLOSING COVENANTS OF THE PARTIES	46
6.1 Bulk Transfer Laws	46
6.2 [Omitted]
6.3 Notice of Untrue Representation or Warranty	46
6.4 Limited Access by Purchaser	46
6.5 Confidentiality	46
6.6 Filings and Authorizations	47
6.7 [Omitted]
6.8 [Omitted]
6.9 [Omitted]
6.10 No Legal Action Covenant	47
6.11 Updates of Schedules to Subcontract Agreement and Vendor Subcontract Agreement	47
6.12 [Omitted]
Article 7 CONDITIONS OF CLOSING	48
7.1 Conditions of Closing	48
7.2 Conditions for the Benefit of Purchaser	48
7.3 Termination by Purchaser	49
7.4 Conditions for the Benefit of Vendor	50
7.5 Termination by Vendor	51
Article 8 TRANSFERRED EMPLOYEES	52
8.1 Employment Letters	52
8.2 Employment Notice	52
8.3 Employment Offers	52
8.4 Purchaser Covenants	52
8.5 Past Service	53
8.6 Acceptance of Employment Offer	53
8.7 [Omitted]
8.8 TUPE	53
8.9 Employee Benefits	53
8.10 Vendor and Purchaser Pension Plans	56
8.11 COBRA	59
8.12 WARN and TUPE	59
8.13 Flexible Spending Accounts	59
8.14 CAE UK Pension Plan	60
8.15 CAE USA Terminated Employees	60
Article 9 CLOSING	60
9.1 Date, Time and Place of Closing	60
9.2 Closing Procedures	60

(ii)

9.3 Risk of Loss	60
Article 10 POST-CLOSING COVENANTS	61
10.1 Books and Records	61
10.2 Further Assurances	61
10.3 Amounts Collected and Paid Post-Closing	61
10.4 Change of Name	62
10.5 Purchaser’s Assistance to CAE Vendors	62
10.6 Tax Returns Relating to Purchased Shares	62
10.7 Tax Documentation and Cooperation and Exchange of Information	64
10.8 Post-Closing Confidentiality	65
10.9 [Omitted]
10.10 Confidentiality Obligations on the Part of Purchaser	65
Article 11 INDEMNIFICATION	65
11.1 Vendor Indemnification in favour of Purchaser	65
11.2 Purchaser Indemnification in Favour of CAE and Other Members of Vendor’s Group	66
11.3 Time Limitations	66
11.4 Limitation on Damages	67
11.5 Notification	68
11.6 Defense of Third Party Claims	68
11.7 Exclusive Remedy	69
11.8 Tax Treatment	70
11.9 GST/QST/HST	70
Article 12 NON-COMPETITION	70
12.1 Term of Article 12	70
12.2 [Omitted]
12.3 Non-Solicitation of Customers	70
12.4 Non-Solicitation of Employees	71
12.5 Portfolio Exception	71
12.6 Reasonableness	71
12.7 Equitable Remedies	71
Article 13 MISCELLANEOUS	72
13.1 Notices	72
13.2 Time of the Essence	73
13.3 Announcements	73
13.4 Third Party Beneficiaries	73
13.5 Expenses	73
13.6 Amendments	73

(iii)

13.7 Waiver	74
13.8 Non-Merger	74
13.9 Entire Agreement	74
13.10 Successors and Assigns	75
13.11 Assignment	75
13.12 Inconsistency	75
13.13 Severability	75
13.14 Governing Law	75
13.15 Counterparts	76

(iv)

SALE AND PURCHASE AGREEMENT

Sale and Purchase Agreement dated November 1, 2004 between:

CAE INC., a company governed by the laws of Canada,

(the “Vendor” or “CAE”),

And:

L-3 COMMUNICATIONS CORPORATION, a corporation governed by the laws of Delaware,

(the “Purchaser”).

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

(a)	“Accounts Receivable” means all accounts receivable, notes receivable and other debts due or accruing due: (i) to Asset Vendors and which relate exclusively to the Business; and (ii) to the Corporations.

(b)	“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the ownership of more than 50% of the outstanding securities carrying the right to vote for the election of directors of a Person or the power to direct the business, management or policies of a Person, whether through the ownership of voting securities or otherwise.

(c)	“Agreement” means this Sale and Purchase Agreement and all exhibits and instruments in amendment or confirmation of it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

(d)	“Assets” means the Purchased Assets and the Corporations’ right, title and interest in, to and under, or relating to, the assets, property and undertaking, owned or used or held by each of the Corporations.

(e)	“Asset Vendors” means CAE and CAE USA.

(f)	“Assumed Liabilities” means the following liabilities, obligations and commitments of the Asset Vendors (and, where noted, CAE UK) and does not include any of the Excluded Liabilities:

(i)	liabilities and obligations related exclusively to the Business and outstanding as at the Closing Date, under or pursuant to the Contracts and the Authorizations, to the extent transferable (other than liabilities and obligations related to any circumstance or default existing or having occurred prior to the Effective Time under such Contracts (other than Open Customer Contracts) and Authorizations);

(ii)	liabilities and obligations accrued or reserved for in the unaudited combined balance sheet of the Business as at March 31, 2004 forming part of the Financial Statements, except for current income Taxes and sales Taxes payable by the Asset Vendors reflected therein;

(iii)	liabilities and obligations of the Business incurred in the Ordinary Course from March 31, 2004 up to the Closing Date, other than those paid in the Ordinary Course of the Business, provided that such liabilities and obligations have not been incurred as a result of a breach of Section 6.2;

(iv)	liabilities and obligations relating to warranty and/or product or service liability claims and support commitments of the Business in respect of products sold and delivered, and services performed from and after the Closing Date under Contracts (other than Open Customer Contracts) and prior to, on or after the Closing Date under Open Customer Contracts;

(v)	all liabilities, obligations and commitments (i) of the Asset Vendors and of CAE UK related to unpaid wages or salary, accrued vacation, holiday, sick pay, maternity pay, bonuses or commissions and other payment, payable to Transferred Employees, to the extent accrued on the Closing Statement of Net Working Capital; (ii) of the Asset Vendors and of CAE UK related to unpaid statutory employer’s contributions with respect to Transferred Employees to the extent accrued on the Closing Statement of Net Working Capital; (iii) of the Asset Vendors related to Transferred Employees under Employee Plans in respect of any period prior to or after the Closing Date, to the extent assumed by Purchaser or its Affiliates pursuant to Article 8; (iv) for wages, salary and benefits payable to Transferred Employees accruing from and after the Closing Date; (v) in connection with the employment by Purchaser or its Affiliates of Transferred Employees from and after the Closing Date other than any liabilities, obligations and commitments relating to facts or events which occurred and ended entirely prior to the Closing Date; and (vi) in connection with the termination of employment of any Transferred Employee on or after the Closing Date;

(vi)	Claims commenced or initiated after the Closing Date relating exclusively to the Business with respect to events, circumstances or facts having occurred after the Closing Date or, where related to Open Customer Contracts, with respect to events, facts or circumstances having occurred before or to occur after the Closing Date; and

(vii)	other liabilities or obligations as may be agreed to between the Parties in writing to constitute Assumed Liabilities.

     For greater certainty, “Assumed Liabilities” does not include liabilities, obligations and commitments of the Asset Vendors related to Excluded Assets.

(g)	“Authorization” means, with respect to any Person, any authorization, approval, consent, including any Environmental Approval, order, permit, certificate, waiver, license or similar authorization issued by any Governmental Entity having jurisdiction over the Person.

(h)	“Books and Records” means all books of account, tax records, Corporate Records sales and purchase records, all files relating to Employees, customer and supplier lists, Contracts, project documentation and data, customer user guides, promotional materials, formulae, business and research reports, studies, marketing plans, budgets, market data, marketing materials, part lists, customer bids and proposals, plans and projections and all other documents, files, correspondence and other information of CAE Vendors (and with respect to Contracts and Employees, CAE UK) relating in any material respects to the Business and to the Corporations whether in writing or electronic form, excluding any portion of the Book and Records related to any business other than the Business.

(i)	[Omitted]

(j)	“Business Day” means any day other than a Saturday, Sunday or other day on which the principal commercial banks in Toronto, Ontario or New York, New York are not open for business during normal business hours.

(k)	“Business Properties” means the real properties or portions thereof leased, subleased, licensed to or otherwise occupied: (i) by CAE Vendors and used exclusively in connection with the Business; and (ii) by the Corporations, the whole as identified in Section 1.1(k) of the Disclosure Letter, by reference to their municipal address and legal description.

(l)	“CAE” means CAE Inc., a corporation formed under the Laws of Canada.

(m)	“CAE Electronics” means CAE Electronics SDN BHD, a corporation formed under the Laws of Malaysia.

(n)	“CAE FAST” means FAST Holdings Limited, a company incorporated under the Laws of England with company number 4240493.

(o)	“CAE Holdings” means CAE Holdings Limited, a company incorporated under the Laws of England with company number 2980801.

(p)	“CAE Hungary” means CAE International Capital Management Hungary Limited Liability Company, a corporation formed under the Laws of Hungary.

(q)	“CAE International” means CAE International Holdings Limited, a corporation formed under the Laws of Canada.

(r)	“CAE India” means CAE Electronics Private Limited, a corporation formed under the Laws of India.

(s)	“CAE Investments” means CAE Investments B.V., a corporation formed under the Laws of Netherlands.

(t)	“CAE Italy” means CAE Italy S.r.l., a corporation formed under the Laws of Italy.

(u)	“CAE Norway” means CAE Holdings Norway AS, a corporation formed under the Laws of Norway with the organization number 983 552 706.

(v)	“CAE Releases” means (i) releases of Vendor and each member of the Vendor’s Group from any guarantees, including those guarantees listed on Section 1.1(v) of the Disclosure Letter, that such persons may have given in respect of obligations or liabilities of the Business or the Corporations to the extent that Purchaser is assuming such liabilities and obligations pursuant to this Agreement and from the Contracts to which such guarantees relate or in respect of which such guarantees were provided, (ii) releases of any outstanding letters of credit, bank guarantees, insurance certificates or bonds listed in Section 1.1(v) of the Disclosure Letter that were posted by Vendor or any member of the Vendor’s Group in favour of any creditor of any of the Business or the Corporations or otherwise to the benefit of the Business or the Corporations, and (iii) insurance certificates posted in favour of customers pursuant to Contracts, to the extent that the liabilities and obligations under such letters of credit, bank guarantees, insurance certificates or bonds are assumed by Purchaser pursuant to this Agreement.

(w)	“CAE UK” means CAE (UK) P.l.c., a corporation formed under the laws of England.

(x)	“CAE USA” means CAE USA Inc., a corporation incorporated under the Laws of the State of Delaware.

(y)	“CAE V” means CAE Valmarine AS, a corporation formed under the Laws of Norway with the organization number 977 040 329.

(z)	“CAE Vendors” means CAE, CAE International, CAE USA, CAE Holdings and CAE Investments.

(aa)	“Claims” includes claims, demands, complaints, grievances, actions, suits, causes of action, orders, charges, indictments, prosecutions, proceedings, arbitrations, investigations and judgments, including reasonable professional fees and costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

(bb)	“Closing” means the completion of the transactions of purchase and sale contemplated in this Agreement.

(cc)	“Closing Date” means the fifth Business Day following the date as of which all closing conditions in Article 7 have been satisfied or waived, but in any event no later than February 28, 2005, or such other date as may be agreed to by the Parties.

(dd)	“Closing Documents” means the agreements and documents to be executed or delivered, at or prior to Closing to give effect to the transactions contemplated by this Agreement, including those set forth in Section 1.1(dd) of the Disclosure Letter.

(ee)	“Competition Act Approval” means:

(i)	the issuance of an advance ruling certificate pursuant to section 102 of the Competition Act (Canada) (the “Competition Act”) by the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) with respect to the transactions contemplated by this Agreement; or

(ii)	the waiting period under section 123 of the Competition Act has expired or has been waived or abridged, and the Purchaser shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and any terms and conditions attached to any such advice shall be acceptable to the Purchaser and the Vendor.

(ff)	“Consents” means any consent, notice, waiver or approval required to be obtained by the Vendor Parties from or given by the Vendor Parties to any Person (including any Governmental Entity) in relation to any Contract or Shared Contract or in relation to any Authorization or Transferred Interest or otherwise in connection with the transactions contemplated hereunder, excluding, for greater certainty, under any Authorization referred to in Section 6.6.

(gg)	“Contracts” means all agreements to which: (i) either of the Asset Vendors is a party and which relate exclusively to the Business, (ii) any of the Corporations is a party; including, in each case, all contracts, leases of personal property and commitments of any nature, written or oral, including (A) unfilled purchase orders received by Corporations or Asset Vendors (to the extent they relate exclusively to the Business); (B) forward commitments by Corporations or Asset Vendors (to the extent they relate exclusively to the Business) for supplies or materials entered into the Ordinary Course, (C) restrictive agreements and negative covenant agreements which Corporations, Asset Vendors or CAE UK (to the extent they relate exclusively to the Business) have with any Employee employed at the Closing Date and (D) the Material Contracts, Leases and License Agreements, and (iii) leases for cars used by UK employees to which CAE UK is a party, excluding all Contracts of the Asset Vendors or CAE UK related to Employee Plans.

(hh)	“Corporation Liability” means any liability or obligation whatsoever of a Corporation.

(ii)	“Corporations” means CAE Electronics, CAE FAST, CAE India, CAE Italy, and CAE Norway, and includes, for all purposes other than Section 2.1(b), their respective subsidiaries, and “Corporation” shall mean any one of them.

(jj)	“Corporate Records” means the corporate records of each Corporation (including any predecessor), including (i) all constating documents and by-laws, (ii) all minutes of meetings and resolutions of shareholders and directors (and any committees of the board of directors), and (iii) the share certificate books, securities register, register of transfers and register of directors.

(kk)	“Customers” means all Persons who are at this date or were at any time during the thirty-six months prior to the date hereof customers of the Business.

(ll)	“Derivative Contracts” means any agreement relating to a currency exchange rate, interest rate or other swap transaction or other interest rate or currency risk management arrangement, option, warrant, forward purchase or sale transaction, futures transactions, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions, to the extent related exclusively to the Business.

(mm)	“Disclosure Letter” means the disclosure letter dated the date hereof delivered by the Vendor to the Purchaser on or prior to the date hereof, and the amended version thereof delivered to Purchaser, in the manner provided in Section 6.2, as the context may require.

(nn)	“EC Approval” means a decision of the European Commission under Article 6(1)(a) of Council Regulation No. 139/2004, the EC Merger Regulation (“ECMR”), or an unconditional decision or a decision subject only to such condition as the Purchaser shall consider acceptable, under Article 6(1)(b) ECMR.

(oo)	“EAC” means a financial analysis for a Contract as of a given balance sheet date which includes, and is not limited to, (i) the estimated Contract value or total Contract revenues, (ii) the total estimated costs to complete (comprised of actual incurred costs-to-date and estimated costs to complete) of such Contract, and (iii) the estimated total profit or loss of such Contract, as of such balance sheet date.

(pp)	“Effective Time” means 0.01 a.m. (local time for the registered offices of the Asset Vendors and the Corporations) on the Closing Date.

(qq)	“Employees” means each current employee of (i) the Asset Vendors who are employed exclusively in the Business (i.e., not employed by other businesses of the Vendor’s Group) and whose costs have been traditionally allocated to the Business; (ii) the Corporations; or (iii) CAE UK who are seconded to CAE FAST or who are employed exclusively in the Business (the latter collectively referred to as “UK Employees”); including (without restriction) all such persons who are absent by reason of a leave approved by the Vendor Parties or CAE UK, including, without limitation, parental or pregnancy leave or leave related to receipt of short-term or long-term disability benefits or workers’ compensation benefits (collectively referred to as “Leave Employees”).

(rr)	“Employee Plans” means all employment, consulting, retirement, pension, supplemental pension, savings, retirement savings, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short-term or long-term disability, salary continuation, unemployment benefits, vacation, incentive, compensation or other employee benefits, agreement (including, as applicable, any Material Contracts), plan, program, arrangement, policy, practice or undertaking whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured, self-insured or uninsured including any “employee benefit plan” as defined in Section 3(3) of ERISA, that is maintained, contributed to, or required to be contributed to, for the benefit of the Employees, former employees, or their spouses, dependants, survivors or beneficiaries, or which the Asset Vendors, CAE UK or the Corporations are a party to or bound by or under which any Asset Vendor, CAE UK or Corporation with respect to Employees has any liability (whether present or future, absolute or contingent), whether or not subject to any Laws, except that the term “Employee Plans” will not include any statutory plans which the Asset Vendors, CAE UK or Corporations are required to participate in or comply with, including any government-sponsored pension, employment insurance, workers’ compensation and health insurance plans [Omitted].

(ss)	“Environment” means the environment or natural environment as defined in any Environmental Law and includes air, land, surface water, groundwater or other water, land surface, soil, subsurface strata, vegetation, animal and human life, including any sewer system.

(tt)	“Environmental Approvals” means any authorization, license, permit, certificate, certificate of authorization, registration, consent or similar authorization issued by any Governmental Authority under any Environmental Laws.

(uu)	“Environmental Condition” means any condition or matter relating to the Business or the Business Properties arising out of, relating to, or resulting from an alleged violation of or liability under Environmental Laws or from pollution, contamination, protection or preservation of the Environment, human health or safety, including any breaches or non-compliance with Environmental Laws, and any matters relating to

Releases of Hazardous Substances into the Environment that are not in compliance with Environmental Laws.

(vv)	“Environmental Laws” means any and all current Laws applicable to the operations of the Business and pertaining to the Environment, human health and safety, Hazardous Substances, pollution or protection of the Environment, including, without limitation, Laws relating to: (i) on-site or off-site contamination; (ii) the presence or Release of Hazardous Substances; and (iii) the manufacture, processing, distribution, use, treatment, abatement, storage, transport, packaging, labeling, sale, recycling, destruction, incineration, burial or handling of Hazardous Substances.

(ww)	“Excluded Assets” means the assets of Vendor Parties and CAE UK set forth in Exhibit 2.1(a).

(xx)	“Excluded Liabilities” means the liabilities of Vendor Parties and CAE UK set forth in Exhibit 1.1(xx).

(yy)	[Omitted]

(zz)	[Omitted]

(aaa)	“Financial Statements” shall mean the unaudited combined financial statements for the Business as at March 31, 2004, comparative with the same period for 2003, consisting in each case of a balance sheet and the accompanying statements of income and cash flows for the period then ended, a copy of which financial statements is included at Section 1.1(aaa) of the Disclosure Letter.

(bbb)	“Financial Statements Date” shall mean March 31, 2004.

(ccc)	“GAAP” means, at any time, accounting principles generally accepted in Canada which are promulgated by the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time.

(ddd)	“Governmental Entity” means any (i) multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(eee)	“Hazardous Substance” means any substance, whether waste, liquid, gaseous or solid or radioactive matter, including without limitation, petroleum, petroleum by-products and derivatives, polychlorinated byphenyls, asbestos, asbestos-containing materials, mould, solvents or any other chemicals, which is or is deemed to be, defined, classified or regulated either alone or in any combination, as hazardous, hazardous waste, hazardous material, toxic, carcinogenic, mutagenic, infectious, explosive, corrosive, flammable, a pollutant, a deleterious substance, a contaminant, a dangerous good or a source of pollution or contamination under any Environmental Laws.

(fff)	“HOC Note” means the Promissory Note dated August 1, 2001 in the amount of United States Dollars Thirty Million, Seven Hundred and Thirty-Five Thousand, Four Hundred and Fifty-Six (US$30,735,456) issued by CAE Norway to CAE Hungary.

(ggg)	“HSR Approval” means the waiting period applicable to the consummation of the transactions under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated, and no Governmental Entity shall have applied or threatened to apply for an injunction or other order under the antitrust laws of the United States or any state thereof.

(hhh)	“Intellectual Property Rights” means (i) issued patents, inventions and pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions); (ii) copyrights, whether registered or not, and any and all other rights arising under copyright law; (iii) registered trade-marks, common law trade-marks, trade dress, trade-names, business names, Internet domain names and URLs, e-mail addresses, and other indicia of origin (excluding items containing the name “CAE”); (iv) industrial designs and similar rights; (v) integrated circuit topographies, printed circuit topographies and similar rights and (vi) trade secrets and any rights relating to confidential or non-public information; as well as all other rights or interests in intangible, intellectual or industrial property or information, whether arising under statute, common law or otherwise in any jurisdiction, together with all applications, registrations and extensions related to any of the foregoing, all rights and causes of action relating to or arising from any breach or infringement of any of the foregoing.

(iii)	“Interim Period” means the period between the close of business on the date hereof and the Effective Time on the Closing Date.

(jjj)	“Inventories” means all inventories: (i) of the Asset Vendors exclusively used in or exclusively relating to the Business, except for Inventories held by CAE Montreal Operations to be incorporated into products supplied by the Vendor pursuant to the Subcontract Agreement; and (ii) of the Corporations, including, in each case, (A) finished goods, work in process, spare parts, raw materials and new and unused production, packing and shipping supplies and (B) all other materials and supplies on hand to be used or consumed or which might be used or consumed in connection with the manufacture, packing or shipping or finished goods of the Business.

(kkk)	“Jointly Owned Hardware Design” has the meaning ascribed thereto in the Technology Agreement.

(lll)	“Jointly Owned IP” has the meaning ascribed thereto in the Technology Agreement.

(mmm)	“Jointly Owned Software” has the meaning ascribed thereto in the Technology Agreement.

(nnn)	“Laws” shall mean all applicable constitutions, treaties, laws, current statutes, codes, ordinances, orders, decrees, rules, judgments, awards, regulations, and municipal by-laws or any provisions or requirements of the foregoing, including general principles of common and civil law and equity, whether domestic, foreign or international, in each case of any Governmental Entity.

(ooo)	“Leases” means the Contracts pursuant to which the Vendor Parties use or occupy the Business Properties, including all rights to related improvements (except for the properties at (i) Montreal, Quebec; (ii) West Sussex, United Kingdom; (iii) Barrow, United Kingdom; (iv) Bristol, United Kingdom (for greater certainty, being the property in Bristol leased from HQ Business Service Ltd.); (v) Genoa, Italy; (vi) Avondale, Louisiana, United States; and (vii) Halifax, Nova Scotia), as listed in Section 3.1(t) of the Disclosure Letter.

(ppp)	“Lien” means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

(qqq)	“Losses” means all liabilities, expenses, costs, damages or losses, including reasonable fees of legal counsel and fees of experts (and in the context of indemnification obligations on account of a breach or inaccuracy of a representation or warranty, determined without regard to any qualification as to materiality or Material Adverse Effect in such representation or warranty).

(rrr)	“Malaysian Approvals” means any Authorization from a regulatory body, committee or agency in Malaysia, on terms and conditions reasonably satisfactory to the Purchaser, required to permit the Purchaser to purchase the Shares of CAE Electronics.

(sss)	“Manufacturing IP” means all Technology and Intellectual Property Rights forming part of the general product manufacturing and hardware engineering capability of Vendor and its Affiliates to be used to provide services to the Business pursuant to the Subcontract Agreement, excluding any Technology and Intellectual Property Rights that are used exclusively for engineering or manufacture of the products of the Business (other than the components listed in Section 4.3(a) of the Technology Agreement and the components listed in Schedule 2.2 of the Technology Agreement).

(ttt)	“Material Adverse Effect” means any change, event, circumstance or effect that is, individually or in the aggregate, when taken together with any other such change, event, circumstance or effect, materially adverse to the business, assets, financial condition or results of operations of the Business as a whole or the ability of the Vendor Parties to consummate the transactions contemplated by the Closing Documents, other than any such change, event, circumstance or effect resulting from: (i) loss of personnel, customers or suppliers or the delay or cancellation of orders of the Business’ products or services, any litigation involving or affecting the Business or any other disruptions or damage to the Business which are in each case principally attributable to the announcement of this Agreement or the transactions contemplated herein, (ii) changes, circumstances or conditions generally affecting the industry in which Purchaser or the Business, as the case may be, operates or is conducted, and not having a disproportionate effect on the Business (iii) changes in general economic conditions in the markets in which the Business operates or sells and not having a disproportionate effect on the Business, (iv) changes in applicable Law, generally accepted accounting principles or regulatory policies and not having a disproportionate effect on the Business, (v) changes in the trading price of Purchaser’s capital stock, (vi) terrorism or war, including the material worsening of current conditions relating thereto occurring after the date of the Agreement, (vii) failure to meet internal projections or forecasts, and/or (viii) any reduction in price of services or products offered by the Business in response to the reduction in price of services or products offered by one or more competitors of the Business or any portion thereof.

(uuu)	[Omitted]

(vvv)	“Net Working Capital” means the sum of (A) for Asset Vendors (i) the sum of all Accounts Receivable (other than Taxes receivable), pre-paid expenses relating exclusively to the Business and Inventories, net of (ii) accounts payable, accrued liabilities (for greater certainty, including accrued liabilities related to Vendor’s Supplemental Pension Plan for Designated Executive Employees at CAE Inc. and Associated Companies) (other than liability for Taxes) and deposits on Contracts, and (B) for each of the Corporations and CAE FAST (on a proportional basis) (i) the sum of all cash and cash equivalents, Accounts Receivable (other than amounts owing from Affiliates), all Taxes receivable current and deferred, pre-paid expenses and Inventories, net of (ii) bank overdrafts, accounts payable, accrued liabilities, all Taxes payable current and deferred and deposits on Contracts, all as set forth on the Closing Statement of Net Working Capital.

(www)	“Open Customer Contracts” means any agreement with customers of the Business (or applicable portion thereof) under which (i) goods or services remain to be provided by or on behalf of the Vendor Parties; or (ii) the product warranty period has not expired.

(xxx)	“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person.

(yyy)	“OTS Software” means any shrink-wrap or other commercial off-the-shelf Software, generally available to interested purchasers or end-users on standard commercial terms.

(zzz)	“Parties” means Vendor and Purchaser and any other Person who may become a party to this Agreement.

(aaaa)	“Permitted Affiliate” means any of Purchaser’s Affiliates, or Affiliates under the control of Purchaser for so long as they remain an Affiliate or a subsidiary under the control of Purchaser excluding Affiliates or subsidiaries carrying on, supporting or providing goods or services (other than corporate services) to, the business of the Link Simulation and Training division of Purchaser.

(bbbb)	“Permitted Liens” means: (i) mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens arising in the Ordinary Course of the Business; (ii) Liens for taxes, assessments or governmental charges or levies on property not yet due; (iii) Liens for Taxes and other governmental charges which are being contested in good faith which are set forth on Section 1.1(bbbb) of the Disclosure Letter, (iv) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any real property of the Business; (v) Liens pursuant to zoning, entitlement, conservation restriction and other land use and Environmental Laws; (vi) minor matters, if any, that individually or in the aggregate are not substantial in value or do not materially detract from the value of or interfere with the use of any of these assets and (vii) Liens listed and described in Section 1.1(bbbb) of the Disclosure Letter.

(cccc)	“Person” means a natural person, partnership, limited liability partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity.

(dddd)	“Pre-Closing Environmental Condition” means any Environmental Condition present or arising prior to the Closing Date except to the extent such Environmental Condition has been exacerbated, worsened or otherwise increased on or after the Closing Date as a result of the contravention of Environmental Laws by the Purchaser or persons for whom the Purchaser is responsible or as a result of any action or negligence on the part of the Purchaser that contributes to such exacerbation or worsening.

(eeee)	“Purchaser” has the meaning set forth in the initial description of the Parties hereto.

(ffff)	“Purchaser’s Group” means Purchaser, its subsidiaries and Affiliates from time to time (including companies established or acquired after the date of this Agreement to acquire some or all of the Transferred Interests).

(gggg)	“Rate” means the annual rate of interest set from time to time by the Bank of Nova Scotia as its reference rate then in effect for determining interest rates on commercial demand loans made by it in Toronto (Ontario) in Canadian dollars plus two percent (2%).

(hhhh)	“Release” has the meaning prescribed in any Environmental Laws and includes any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, migration, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional.

(iiii)	[Omitted]

(jjjj)	“Shared Contract” means all agreements to which any of the Vendor or its Affiliates is a party that relate to the Business but that do not constitute Contracts, except for any agreement in connection with or relating to (i) existing procurement and supply arrangements to be continued under the Subcontract Agreement and (ii) existing arrangements to be continued pursuant to Transitional Services Agreement.

(kkkk)	“Share Vendors” means CAE, CAE International, CAE Holdings and CAE Investments.

(llll)	“Software” has the meaning ascribed thereto in the Technology Agreement.

(mmmm)	“Source Licensed IP” has the meaning ascribed thereto in the Technology Agreement.

(nnnn)	“Subcontract Agreement” means an agreement between the Purchaser as prime and the Vendor as subcontractor for the provision of certain services from Vendor to Purchaser after Closing.

(oooo)	“Technical Information” means all know-how, processes, methods, techniques, formulae, algorithms, plans, architectures, designs (including product designs, mechanical designs, integrated circuit designs, hardware designs, and designs for non-off-the-shelf test equipment and all unique manufacturing jigs, dies, tools and equipment), layouts, drawings, structures, sequences, organizations, flow charts, lists (including lists of bugs and snags related to the current Business versions of the software forming part of the Transferred IP, Source Licensed Software and Jointly Owned Software and parts lists), configurations, protocols, interfaces, models, concepts, specifications (including product specifications, procurement specifications and test specifications), technical data, data files and structures, descriptions, instructions, including engineering and manufacturing instructions, technical records and other information of a technical or scientific nature, regardless of form or the medium on which it is stored or expressed, and whether or not confidential and whether or not subject to any Intellectual Property Right.

(pppp)	“Technology” means any and all Software, Technical Information and all tangible embodiments or expression thereof, including documentation, products, systems, hardware, firmware, components, parts, prototypes, models, test equipment, excluding Manufacturing IP.

(qqqq)	“Technology Agreement” means the Technology Agreement between the Asset Vendors and Purchaser, in the form of the agreement attached as Exhibit 1.1(qqqq) hereto, pursuant to which, from and after the Closing Date, the Asset Vendors shall license to or jointly own with Purchaser certain Intellectual Property Rights not included in the Transferred Intellectual Property Rights, and pursuant to which the Asset Vendors shall retain a license to any Intellectual Property Rights comprised or embedded in certain Transferred Intellectual Property Rights that is also used in other products and services provided by the Asset Vendors.

(rrrr)	“Territory” means Australia, Brunei, Canada, China, Finland, France, Germany, Greece, India, Ireland, Israel, Italy, Malaysia, Monaco, New Zealand, Norway, Philippines, Qatar, Republic of Korea, Romania, Saudi Arabia, Slovenia, South Africa, Sweden, Switzerland, The Netherlands, United Arab Emirates, United Kingdom and the United States.

(ssss)	“Third Party IP” means any Intellectual Property Rights (including rights relating thereto pursuant to license or other agreements) or Technology used or held by the Asset Vendors or the Corporations in connection with the Business (whether exclusively or not) but which is not owned by any of the Asset Vendors or the Corporations.

(tttt)	“Transaction Documents” means this Agreement, the Technology Agreement, the Subcontract Agreement, the Vendor Subcontract Agreement and the Transitional Services Agreement.

(uuuu)	“Transferred Books and Records” means all Books and Records relating exclusively to the Business.

(vvvv)	“Transferred Hardware Designs” has the meaning ascribed thereto in the Technology Agreement.

(wwww)	“Transferred IP” means the Intellectual Property Rights and the Technology owned by any of the Asset Vendors and used exclusively in connection with the Business, or owned by the Corporations; excluding: (i) the name “CAE” and any Intellectual Property Rights relating thereto; (ii) any OTS Software or open source software the transfer of which is not permitted by the terms of the license in respect thereof; (iii) Jointly Owned IP; (iv) Vendor Licensed IP; (v) Third Party IP; or (vi) Transitional Systems. Transferred IP shall also include the New Product, subject to the Vendor’s existing rights to Jointly Owned IP and Source Licensed Software under the Technology Agreement.

(xxxx)	“Transferred Interests” means the Purchased Assets, the Purchased Shares, the HOC Note, and the licenses granted, and interests sold, and co-ownership interests assigned to the Purchaser under the Technology Agreement.

(yyyy)	“Transitional Services Agreement” means an agreement for the provision of certain transitional services by the Vendor to the Purchaser for a limited period after Closing, substantially in the form of the transitional services agreement attached hereto as Exhibit 1.1(yyyy).

(zzzz)	“Transitional Systems” means the computer systems, networks, hardware and software to be used by Vendor to provide transitional services under the Transitional Services Agreement.

(aaaaa)	“UK Competition Approval” means receipt by the Purchaser of confirmation, in form and substance satisfactory to Purchaser, acting reasonably, that the transaction contemplated by this Agreement will not be referred to the Competition Commission.

(bbbbb)	“UK Companies” means CAE FAST and CAE Holdings.

(ccccc)	“U.S. Government” means the federal government of the United States and any departments or agencies thereof.

(ddddd)	“U.S. Government Bid” means any bid, proposal or offer made by any Vendor Party prior to the Closing Date in respect of the Business which, if accepted, would result in a U.S. Government Contract.

(eeeee)	“U.S. Government Contract” means any Contract in respect of the Business between any Vendor Party and (i) any prime contractor of the U.S. Government in its capacity as a prime contractor or (ii) any subcontractor with respect to any Contract of a type described in subparagraph (i) above.

(fffff)	“Vendor” has the meaning in the initial description of the Parties hereto.

(ggggg)	“Vendor Licensed IP” means the Source Licensed Software, the Limited License Software and the Licensed Trademarks, as such terms are defined in the Technology Agreement.

(hhhhh)	“Vendor’s Group” means Vendor, its subsidiaries and Affiliates from time to time.

(iiiii)	“Vendor Parties” means the CAE Vendors and the Corporations.

(jjjjj)	“Vendor Subcontract Agreement” means an agreement between the Vendor as prime and the Purchaser as subcontractor for the provision of certain services from Purchaser to Vendor after Closing as agreed to by the Parties.

1.2 Other Defined Terms

     In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Sections:

Term	Section
Adjustment Amount	8.10	(m)
Adjusted Transfer Amount of Assets	8.10	(e)
Arbitrator	2.5	(e)
Backlog	3.1(bb)

Term	Section
Cash Price	2.2
Closing Statement of Net Working Capital	2.5	(a)
COBRA	8.11
Commissioner	1.1(ee)
Competition Act	1.1(ee)
Damages	11.1
[Omitted]	2.7	(d)
Drop-Dead Date	7.3
ECMR	1.1(nn)
Employment Letter	8.1
Employment Notice	8.2
Employment Offer	8.3
ERISA	3.1	(k)
[Omitted]	1.1(yy)
Expenses	8.10	(f)
Flexible Spending Accounts	8.13
GST	2.9
Inconsistent Filing Position	10.6	(b)
Indemnified Party	11.5
Indemnifying Party	11.5
IR Code	3.1	(k)
ITA	2.7	(b)
License Agreements	3.1	(l)
Leave Employees	1.1(qq)
[Omitted]	7.2	(i)
[Omitted]	6.12
Offered Employee	8.3
Outbound License Agreements	3.1	(l)
Payment	11.9
PST	2.9
Purchase Price	2.2
Purchased Assets	2.1	(a)
Purchased Shares	2.1	(b)
Purchaser’s Certificate	7.4	(c)
Purchaser Employee Plan	8.9	(b)
Purchaser Pension Plans	8.10	(a)
Quebec Employees	8.1
Rate of Return	8.10	(i)
Regulatory Amount of Assets	8.10	(g)
Review Period	2.5	(c)
[Omitted]	5.1
Tax	3.1(ff)(i)
Taxes	3.1(ff)(i)
Tax Assessment Period	11.3(b)(ii)
Tax Returns	3.1(ff)(ii)

Term	Section
Taxable Period	10.6	(b)
Term	12.1
Third Party Claim	11.6	(a)
Transfer Date	8.10	(l)
Transferred Benefits	8.10	(a)
Transferred Employees	8.5
[Omitted]	8.10	(h)
Transitional Period	8.10	(e)
TUPE	8.2
UK Employees	1.1(qq)
US Tax Code	8.11
Vendor’s Certificate	7.2	(c)
WARN	8.12

1.3	Gender and Number

     Any reference in this Agreement to gender includes all genders and words importing the singular number only shall include the plural and vice versa.

1.4	Headings, etc.

     The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect its interpretation.

1.5	Currency

     Unless otherwise expressly indicated herein, all references in this Agreement to “dollars”, “$” or “US$” means United States dollars.

1.6	Knowledge

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge or best knowledge of Vendor, it shall be deemed to refer to the actual knowledge of Rashid Khan, Rangesh Kasturi, Michael Chatlani, Shankar Udupa, Thomas Kottoor, Joe Lee Frank, Bjorn Edvardsen, Paul Renaud, Hartland Paterson, Les White (as to intellectual property rights and technology matters only) and Michel Lussier (as to Employee matters only), after all appropriate enquiries have been made by the aforesaid persons to their direct reports.

1.7	Accounting Terms

     All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

1.8	Incorporation of Exhibits

     The exhibits attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

ARTICLE 2

TRANSFERRED INTERESTS AND PURCHASE PRICE

2.1	Purchase and Sale

     Subject to the terms and conditions of this Agreement, on the Closing Date and effective as of the applicable Effective Time:

(a)	Vendor shall sell, assign and transfer, and shall cause the other Asset Vendors and CAE UK to sell, assign and transfer to Purchaser (or to Permitted Affiliates designated by Purchaser) and Purchaser agrees to purchase and acquire (or cause its designated Permitted Affiliates to purchase and acquire) from Vendor and the other Asset Vendors and CAE UK, all of Asset Vendors’ or CAE UK’s right, title and interest in the undertaking, operations and assets relating exclusively to the Business, including the assets described in Exhibit 2.1(a), Part 1, but excluding the Excluded Assets (collectively, the “Purchased Assets”);

(b)	Vendor shall sell, assign and transfer, and shall cause the other Share Vendors to sell, assign and transfer to Purchaser (or to a Permitted Affiliate designated by Purchaser), and Purchaser agrees to purchase and acquire (or cause its designated Permitted Affiliates to purchase and acquire) from Vendor and each other Share Vendor all (but not less than all) of their shares or quotas in the capital of each Corporation (collectively, the “Purchased Shares”), the whole as set forth in Section 2.1(b) of the Disclosure Letter;

(c)	Purchaser shall purchase (or cause a Permitted Affiliate to purchase) from CAE Hungary the HOC Note at face value plus any unpaid accrued interest; and

(d)	Vendor shall grant licenses to the Vendor Licensed IP and assign co-ownership interests in the Jointly-Owned IP in accordance with the Technology Agreement,

in each case free and clear of all Liens other than Permitted Liens.

2.2	Purchase Price

     The aggregate purchase price payable by the Purchaser and its designated Permitted Affiliates, as the case may be, to the CAE Vendors for the Transferred Interests (the “Purchase Price”) shall be equal to the sum of $225,000,000 (the “Cash Price”) and the amount of the Assumed Liabilities as of the Closing Date.

2.3	Payment of the Purchase Price

     The Purchase Price shall be satisfied by Purchaser (and its designated Permitted Affiliates acquiring Transferred Interests) on Closing Date:

(a)	by remitting the Cash Price (less the amount referred to in Section 2.3(b)) to the Vendor (acting on its own behalf and on behalf of the other CAE Vendors) by way of wire transfer of immediately available funds to an account of the Vendor in Canada, as designated in writing by Vendor not less than two (2) Business Days prior to the Closing Date;

(b)	by payment for the HOC Note of US$30,735,456, plus any unpaid accrued interest, to Vendor on behalf of CAE Hungary by way of wire transfer of immediately available funds to an account of the Vendor in Canada, as designated in writing by Vendor not less than two (2) Business Days prior to the Closing Date; and

(c)	by assuming the Assumed Liabilities.

2.4	Assumed Liabilities

     Purchaser shall, or shall cause its designated Permitted Affiliates to, as and from the Closing Date, duly and properly perform, assume and pay and discharge the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser (and its Affiliates) shall have no liability for the Excluded Liabilities or any other liabilities or obligations whatsoever of the Vendor and its Affiliates.

2.5	Determination of Net Working Capital

(a)	Within sixty (60) days following the Closing Date, Vendor shall deliver to Purchaser an audited statement of Net Working Capital (the “Closing Statement of Net Working Capital”) of the Business prepared on a combined basis as at the Effective Time, prepared in accordance with GAAP applied on a basis consistent with those used in the preparation of the Financial Statements, except in the following respects:

(i)	Adjustment of Accounting Reserves and Valuation Accounts. The amount of (i) any reserve or valuation accounts (including contract reserves, purchase accounting reserves, income taxes, deferred tax asset valuation accounts, allowances for bad debts, inventory reserves of any kind (including those for over-absorbed/applied overhead costs), program reserves, profit audit provisions, warranty reserves and other reserves) and (ii) all liability and accrual accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts and liability and accrual accounts included in the Financial Statements, and there shall be no changes made to any reserves or valuation accounts or liability and accrual accounts, except to the extent that such changes are required by changes in facts and events occurring after March 31, 2004 and before the Effective Time. Such facts and events shall be reasonably documented and substantiated, and shall not relate solely to changes in management estimates other than those caused by changes in facts and events occurring after March 31, 2004 and on or before the Effective Time.

(ii)	Contract EACs. There shall be no changes to EACs from those EACs used in the preparation of the Financial Statements, except to the extent that such changes are required by facts and events occurring after March 31, 2004 and on or before the Effective Time, which facts and events shall be reasonably documented and substantiated, and shall not relate solely to changes in management estimates recorded by the Vendor other than those caused by changes in facts and events occurring after March 31, 2004 and before the Effective Time. The provisions of this subparagraph shall also apply to outstanding bids and proposals and outstanding unexercised Contract options of the Asset Vendors and the Corporations in respect of the Business as of March 31, 2004 that are awarded and/or exercised after March 31, 2004 and on or before the Effective Time.

(iii)	Consistent Application of Accounting Policies, Methods and Practices. The accounting policies, methods and practices and their related applications used to prepare the Closing Statement of Net Working Capital shall be consistent with those underlying the Financial Statements.

(iv)	Accounting For Certain Assumed Liabilities. The Closing Statement of Net Working Capital shall include Assumed Liabilities for obligations of the Business that accrue from March 31, 2004 to the Closing Date by reason of the passage of time or which would, by application of the Vendor’s accounting policies, methods and practices in a manner consistent with those used in the preparation of the Financial Statements, be required to be so accrued. (Examples of these types of liabilities include, but are not limited to, taxes, management incentive bonuses, profit sharing plans, employer matching contributions for sponsored savings plans, and compensated employee absences).

(v)	Inclusions in Net Working Capital. The Net Working Capital for each of the Corporations and of CAE FAST includes all Tax assets and liabilities, current and deferred and is based on the respective Books and Records of each of the Corporations and of CAE FAST as at the Effective Time (and the Net Working Capital shall be determined on the basis that the Effective Time constitutes a year-end for tax and accounting purposes).

The Vendor shall also deliver an opinion of its auditors (which shall be a nationally recognized firm) to the effect that the Closing Statement of Net Working Capital has been prepared in accordance with GAAP applied on a consistent basis with those used in the preparation of the Financial Statements, subject to those exceptions specifically noted herein.

For the purposes of preparing the Closing Statement of Net Working Capital, Purchaser agrees to grant Vendor’s authorized representatives reasonable access to relevant records, facilities and personnel of Purchaser and the Business.

(b)	At the time of delivery of the Closing Statement of Net Working Capital, Vendor shall also deliver to Purchaser a report of Vendor’s auditors on the Closing Statement of Net Working Capital and a written statement setting forth a detailed calculation of the amount by which the Net Working Capital is greater than or less than CDN$34,118,000.

(c)	Purchaser shall have a period of forty (40) Business Days (the “Review Period”) from the date it receives the Closing Statement of Net Working Capital and the report of Vendor’s auditors thereon and the written statement setting forth the detailed calculation of the Net Working Capital amount to review the same. For the purpose of such review, Vendor agrees to cause its auditors to permit Purchaser and its authorized representatives to examine all schedules and other documentation used by Vendor’s auditors. If no objection in writing to the Closing Statement of Net Working Capital is given to Vendor by Purchaser within the Review Period, the Closing Statement of Net Working Capital shall be deemed to have been approved as of the last day of such Review Period.

(d)	If Purchaser objects to the Closing Statement of Net Working Capital within the Review Period by giving written notice to Vendor setting out in reasonable detail the nature of such objection and the related amount(s) in dispute, Vendor and Purchaser agree to attempt to resolve the matters in dispute within fifteen (15) Business Days from the date Purchaser gives such written notice to the Vendor. If all matters in dispute are resolved by the Vendor and Purchaser, the Closing Statement of Net Working Capital shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

(e)	If Vendor and Purchaser cannot resolve all matters in dispute within such 15-day period, all unresolved matters shall be submitted to a firm of independent Chartered Accountants jointly appointed by the Parties (the “Arbitrator”) for resolution and the Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose. Purchaser and Vendor shall instruct the Arbitrator, not later than five (5) days after its appointment, to conduct the proceedings expeditiously and render its determinations not later than thirty (30) days following receipt of all documentation requested by it. The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in its discretion. The Arbitrator’s determination of all such matters shall be final and binding on Vendor and Purchaser and shall not be subject to appeal by either Vendor or Purchaser, absent manifest error. The fees and expenses of the Arbitrator shall be borne by Vendor as to one-half and by Purchaser as to one-half. The Purchase Price and related allocation shall be modified to the extent required to give effect to the Arbitrator’s determination and shall be deemed to have been approved as of the date of such determination.

2.6	Adjustment of Closing Date Payment

     Within two (2) Business Days after the later of (a) the end of the Review Period, and (b) the decision of the Arbitrator pursuant to Section 2.5(e):

(i)	if the Net Working Capital exceeds CDN$34,118,000, Purchaser shall pay Vendor an amount equal to such excess, together with interest thereon at the Rate from and including the Closing Date to but excluding the date of payment; and

(ii)	if the Net Working Capital is less than CDN$34,118,000, Vendor shall pay Purchaser an amount equal to such deficit, together with interest thereon at the Rate from and including the Closing Date to but excluding the date of payment.

     The Parties shall adjust the allocation of the Purchase Price set forth in Section 2.7 of the Disclosure Letter; any adjustment to the Purchase Price shall be made to the Purchase Price of the Transferred Interests to which such adjustment relates.

2.7	Tax Election/Allocation of Purchase Price

(a)	The Purchase Price shall be allocated among the Transferred Interests as set forth in Section 2.7 of the Disclosure Letter subject to adjustment in accordance with Section 2.6. The allocation of the Purchase Price, as adjusted following the final resolution of the Closing Statement of Net Working Capital in accordance with Section 2.6, if applicable, shall be final and binding upon the Parties for all purposes, including, without limiting the generality of the foregoing, each Party shall prepare and file their respective financial statements and Tax returns in a manner consistent with the allocation of the Purchase Price set out in Section 2.7 of the Disclosure Letter and with the elections set out in Sections 2.7(b) to 2.7(f). If a Party fails to file its Tax returns in such manner, it shall indemnify and save harmless each other Party in respect of any resulting Taxes, legal, and/or accounting expenses paid or incurred by such other Party.

(b)	Purchaser and Vendor shall elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) (“ITA”) and the corresponding provisions of any other applicable taxing statute as to the sale of the Accounts Receivable transferred by Vendor and designate in such election an amount equal to the portion of the Purchase Price allocated to such Accounts Receivable pursuant to this Section 2.7. This election, or these elections, will be made within the time prescribed for such elections.

(c)	Vendor shall prepare, or cause to be prepared, with regard to the US Purchased Assets U.S. Internal Revenue Service Form 8594, in a manner consistent with the allocations provided for this Section 2.7 and section 1060 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder. Vendor will provide to Purchaser a copy of such form prepared in draft form within a reasonable period before its filing due date and will make any changes reasonably requested by Purchaser, provided that such changes are requested in writing within the time period (not to be less than 20 days) set forth in the transmission of such draft form to Purchaser.

(d)	[Omitted]

(e)	The Vendor and the Purchaser shall jointly execute and file an election under subsections 20(24) and 20(25) of the ITA and under the equivalent provisions of any other applicable Law, in the prescribed forms and within the time period permitted under the ITA and under any other applicable Law, as to such amount paid by the Vendor to the Purchaser for assuming future obligations. In this regard, the Vendor and the Purchaser acknowledge that a portion of the Purchased Assets, transferred by Vendor pursuant to this Agreement having a value equal to the amount elected under subsections 20(24) and 20(25) of the ITA and the equivalent provisions of any applicable law, is being transferred by Vendor as a payment for the assumption of such future obligations by the Purchaser.

(f)	The Parties shall also execute and deliver such other Tax elections and forms as they may mutually agree upon.

2.8	Transfer Taxes; Stamp Duty

     Subject to Section 2.9, Purchaser shall be liable for and shall pay all land (mutation) transfer or gains Taxes, as well as any other sales, use, property, transfer, recordation, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes, including any Goods and Services Tax, Quebec Sales Tax and any other similar value-added or multistage tax [Omitted] which become payable in connection with the transactions contemplated by this Agreement, including, but not limited to, charges properly payable upon and in connection with the sale, assignment, conveyance and transfer of the Transferred Interests from Asset Vendors and Share Vendors to Purchaser hereunder, excluding for greater certainty any income, capital and similar Taxes payable upon or in connection with the transactions contemplated hereby. Purchaser, after the review and consent by Asset Vendors and Share Vendors, shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Asset Vendors and Share Vendors shall execute and deliver all instruments and certificates reasonably necessary to enable Purchaser to comply with the foregoing.

2.9	Goods and Services Tax Election

     To the extent permitted by Law, Vendor and Purchaser (or the applicable Permitted Affiliates designated by Purchaser to purchase those Purchased Assets held directly by Vendor) shall jointly execute an election under Section 167 of the Excise Tax Act (Canada), Section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provisions of any applicable provincial or territorial legislation imposing a similar value-added or multi-staged Tax such that no such Tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement other than as provided in Section 2.8 hereof. The Purchaser and Vendor shall make the election(s) in prescribed form containing prescribed information and such election shall be filed by the Purchaser in compliance with the requirements of the applicable legislation and, promptly thereafter, Purchaser will confirm to Vendor in writing that such election forms have been so filed.

     Notwithstanding such election, in the event it is determined by the Canada Revenue Agency or other competent provincial or territorial Governmental Entity, that there is a liability of Purchaser to pay, or of Vendor to collect and remit, any amounts on account of Tax on all or part of the Purchase Price paid for the Purchased Assets, such Tax shall be forthwith paid by Purchaser to the Canada Revenue Agency, the competent provincial Tax authority, or to Vendor, as the case may be, and Purchaser shall indemnify and save Vendor harmless with respect to any such Tax as well as any interest and penalties relating thereto or imposed thereon.

2.10	Instruments of Conveyance

     In order to effectuate more fully and completely the sale, assignment, conveyance and transfer of the Transferred Interests pursuant to the terms and conditions hereof, CAE Vendors shall deliver to Purchaser such bills of sale, local purchase and sale agreements, assignments and instruments of conveyance or transfer, including stock transfer forms, as requested by Purchaser, acting reasonably, to effect the assignment, transfer and conveyance from CAE Vendors to Purchaser and its designated Permitted Affiliates and the acquisition by Purchaser and its designated Permitted Affiliates from CAE Vendors of all right, title and interest of CAE Vendors in, to and under the Transferred Interests, free and clear of all Liens (other than Permitted Liens), the whole with effect as of the Effective Time on the Closing Date.

2.11	Releases

     Vendor shall use commercially reasonable efforts to obtain on or prior to Closing all CAE Releases from the appropriate third parties, and in connection therewith, Purchaser shall provide or cause to be provided replacement guarantees, letters of credit, bank guarantees, insurance certificates or bonds to such third parties to facilitate the obtaining of such CAE Releases, in each case to take effect upon the Closing. To the knowledge of the Vendor, Section 1.1(v) of the Disclosure Letter lists all outstanding guarantees in respect of which CAE Releases are required to be obtained. If Vendor, having complied with its obligations under this Section 2.11, is not able to obtain any CAE Release, then Purchaser shall (or shall cause a Permitted Affiliate to) indemnify the Vendor in respect of the guarantee, letters of credit, bank guarantees or bonds for which the CAE Release was to be obtained until such time as the CAE Release is obtained. If the Vendor is not able to obtain any CAE Release on or prior to Closing, then it shall continue to use commercially reasonable efforts to obtain such CAE Release as soon as practical thereafter, and the foregoing provisions shall continue to apply.

2.12	[Omitted]

2.13	[Omitted]

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VENDOR

3.1	Representations and Warranties of Vendor

     Vendor represents and warrants to Purchaser as follows and acknowledges and confirms that Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. Each of the Vendor Parties and CAE UK is a corporation duly incorporated, organized, validly subsisting and in good standing under the Laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its material properties and to carry on the Business as now being conducted by it and is duly registered, licensed or qualified to carry on the Business in each jurisdiction in which the nature of the Business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless failure to be so registered or qualified would not result in a Material Adverse Effect.

(b)	Authority and Enforceability. Each of the CAE Vendors and CAE UK has the requisite corporate power and authority and has received all necessary corporate approvals to enter into the Transaction Documents to which they are a party and to complete the transactions contemplated thereby. This Agreement has been, and the other Transaction Documents will be on or prior to Closing, duly authorized, executed and delivered by the Vendor (and any other of the CAE Vendors or CAE UK that is a party thereto, as the case may be) and shall constitute a valid and binding obligation of such CAE Vendor and CAE UK, enforceable against it in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgements and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Conflict. The execution and delivery of, and the performance by CAE Vendors and CAE UK of their obligations under the Transaction Documents to which they are party will not:

(i)	result in a breach of any provision of the memorandum or articles of association, by-laws or any other constating documents of the Vendor Parties or CAE UK;

(ii)	except as disclosed in Section 3.1(c) of the Disclosure Letter or as would not, individually or in the aggregate, result in a Material Adverse Effect, result in a breach of, or constitute a default or give rise to a right of termination or acceleration under any contract or instrument to which any Vendor Party or CAE UK is a party or by which any Vendor Party or CAE UK or any of the Transferred Interests or any assets of any Corporation is bound and which would have, individually or in the aggregate, a Material Adverse Effect;

(iii)	except as disclosed in Section 3.1(c) of the Disclosure Letter, or where such breach or termination relates to or arises specifically as a result of the identity of Purchaser and is unknown to the Vendor or except as would not, individually or in the aggregate, result in a Material Adverse Effect, result in a breach of, or cause the termination or revocation of, any Authorization to which any Vendor Party is a party or by which any Vendor Party or CAE UK or any of the Transferred Interests or any assets of any Corporation is bound;

(iv)	save as contemplated specifically by this Agreement and Section 3.1(c)(iv) of the Disclosure Letter and except where such failure relates to or arises specifically as a result of the identity of Purchaser and is unknown to the Vendor, require any CAE Vendor or CAE UK to obtain any consent or approval of, or give any notice to or make any registration or filing with, any Governmental Entity which has not been obtained or made at the date of this Agreement, where failure to obtain any such consent or approval, give any such notice or make any such registration or filing could have, individually or in the aggregate, a Material Adverse Effect; or

(v)	except as disclosed in Section 3.1(c)(v) of the Disclosure Letter, result in the material violation of any Law.

(d)	Capital Structure; the Business. Section 3.1(d) of the Disclosure Letter attached hereto sets forth the authorized and the issued and outstanding share capital of each Corporation and all of such issued and outstanding shares or quotas have been duly authorized and issued as fully paid and non-assessable. No options, warrants or other rights to purchase shares, quotas or other securities of the Corporations and no securities or obligations convertible into or exchangeable for shares, quotas or other securities of the Corporations have been authorized or agreed to be issued or are outstanding. Each Corporation conducts no business or operations other than the Business, and has no assets or liabilities other than those relating exclusively to the Business. Each of the Vendor Parties and CAE UK (other than the Vendor) is a wholly-owned, direct or indirect subsidiary of the Vendor, other than the UK Companies.

(e)	Title to Purchased Shares. Each Share Vendor is the sole beneficial and registered owner of the number and class of Purchased Shares set forth beside its name in Section 2.1(b) of the Disclosure Letter (as it may be amended as of the Closing Date to reflect changes described in Section 3.1(d) of the Disclosure Letter), with good and valid title, free and clear of all Liens other than those restrictions on Transfer, if any, contained in the articles of the Corporations or in Section 3.1(e) of the Disclosure Letter. Except as set out in Section 3.1(e) of the Disclosure Letter, the Share Vendors have the exclusive right to dispose of the Purchased Shares as provided in this Agreement. Except as set out in Section 3.1(e) of the Disclosure Letter, upon completion of the transactions contemplated by this Agreement, the Purchaser will have good and valid title to the Purchased Shares, free and clear of all Liens other than (i) those restrictions on transfer, if any, contained in the articles of the Corporations, and (ii) any Liens created by the Purchaser.

(f)	No Subsidiaries. The Corporations do not have any subsidiaries and do not hold any shares or other ownership equity or proprietary interest in any other Person except as set out in Section 3.1(f) of the Disclosure Letter. The Vendor and its Affiliates do not own or control any shares of any corporation that carries on the Business or any corporation that owns any assets or holds any right relating to the Business, other than the Asset Vendors and the Corporations, subject to any assets or rights held directly or indirectly by any of Vendor or its Affiliates in connection with or relating to any activity which is excluded from the restrictive covenants of Vendor under Article 12.

(g)	No Other Agreement to Purchase. Except as set out in Section 3.1(e) of the Disclosure Letter, and except for Purchaser’s right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for, and the Vendor Parties and CAE UK have not agreed to nor have they authorized, (i) the purchase or acquisition of any of the Transferred Interests, other than Inventory sold in the Ordinary Course, or (ii) the purchase, subscription, allotment or issuance of, or conversion, exercise or exchange of any right or securities into, any of the unissued shares or other securities (debt or equity) of the Corporations. Except as set out in Section 3.1(e) of the Disclosure Letter, the Purchased Shares are not subject to the terms of any shareholders agreement, voting agreement, proxy or other similar agreement.

(h)	Absence of Changes. Since the Financial Statements Date, and except as disclosed in Section 3.1(h) of the Disclosure Letter, the Business has been carried on in the Ordinary Course and there has not been any change in the financial conditions or results of operations of the Business and the Corporations, except for changes in the Ordinary Course of the Business, which changes have not had a Material Adverse Effect. Without limitation, except as disclosed in Section 3.1(h) of the Disclosure Letter, none of the Vendor Parties has (and for purposes of paragraphs (viii), (ix), (x) and (xiv) below, neither CAE UK has), in connection with the Business or the Transferred Interests or the Assets of any Corporation:

(i)	suffered any Material Adverse Effect;

(ii)	incurred, assumed, guaranteed or discharged any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness for borrowed money, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of the Business or as would not constitute an Assumed Liability or a Corporation Liability;

(iii)	sold, transferred, leased or licensed to others or otherwise disposed of any assets used exclusively in the Business or any Assets of any Corporation, except for finished goods sold in the Ordinary Course of Business and except for obsolete inventory, equipment and redundant assets sold in the Ordinary Course of the Business;

(iv)	cancelled or compromised any debt or claim in excess of $50,000, or waived or released any right having a value in excess of $50,000 which would constitute an Asset or an Assumed Liability or a Corporation Liability, as the case may be;

(v)	received any notice of termination, or suffered any termination, of any Material Contract;

(vi)	transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property Rights forming part of the Transferred IP, Jointly-Owned IP or Vendor Licensed IP, or modified any existing rights with respect thereto;

(vii)	suffered any damage, destruction or loss to Assets (whether or not covered by insurance), individually or in the aggregate, in excess of $50,000;

(viii)	made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any material bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employees or any directors and officers of the Corporations, or given any written commitment regarding any future variations in any terms of employment or appointment, in each case other than what may be required in the Ordinary Course of the Business or pursuant to the terms of a document listed in Sections 3.1(j) and/or 3.1(k) of the Disclosure Letter [Omitted];

(ix)	(1) established, entered into, or adopted any new Employee Plans, (2) caused or permitted any Employee Plans to be amended in any materially adverse manner (other than as required to comply with any applicable Laws) or (3) waived any of its material rights under, or permitted or provided for the acceleration of vesting or payment under, any provision of any Employee Plans, in each case other than in the Ordinary Course of business or pursuant to the terms of a document listed in Sections 3.1(j) and/or 3.1(k) of the Disclosure Letter [Omitted];

(x)	encountered any labor union organizing activity, had any actual or, to the knowledge of Vendor, threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its Employees, distributors, agents, customers or suppliers;

(xi)	made any grant of credit to any customer or distributor of the Business on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;

(xii)	made or agreed to make any capital expenditures or similar commitments of the Business, in any case or in the aggregate, in excess of $500,000;

(xiii)	to the knowledge of Vendor, declared, paid or otherwise made any dividend or other distribution in relation to the UK Companies, within the meaning of that expression as contained in Section 209 or 210 or 418 of the Income and Corporation Taxes Act (1988); or

(xiv)	taken any action or omitted to take any action that would reasonably be expected to result in the occurrence of any of the foregoing, nor agreed or committed, whether or not in writing, to do any of the foregoing.

(i)	No Joint Venture Interests. Except as set out in Section 3.1(i) of the Disclosure Letter, none of Vendor or any of its Affiliates, in relation to the Business, is a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and none of Vendor or any of its Affiliates has any significant investment interests in any business owned or controlled by any third party which carries on in whole or in part the Business or any business competitive with the Business.

(j)	Employees:

(i)	Section 3.1(j) of the Disclosure Letter is a list as of November 1, 2004 (and shall be amended as of the Closing Date to reflect actions during the Interim Period specifically permitted under Section 6.2(a)(i) or 6.2(a)(ii)) of all Employees, actively at work or Leave Employees, setting forth with respect to each Employee: (i) the position (ii) accumulated continuous service and (iii) work location. Vendor has disclosed in writing to Purchaser the current salary/rate of pay including bonuses, commissions and compensation of all Employees. None of the senior management Employees of the Business have notified the Vendor Parties or CAE UK that such person will cancel or otherwise terminate such person’s employment, whether in connection with the transactions contemplated under the Transaction Documents or otherwise;

(ii)	Except as set forth in Section 3.1(j) of the Disclosure Letter, none of the Employees is subject to any collective agreement. There are no other labour unions or other organizations representing, purporting to represent or, to the knowledge of the Vendor, attempting to represent any of the Employees. During the last five years, there has not occurred or, to the knowledge of the Vendor, been threatened any material strike, slowdown, picketing, work stoppage, lockouts or similar labour activity with respect to the Employees. There is no application for recognition, petition for certification or representation petition pending or, to the knowledge of the Vendor, threatened with respect to any Employees;

(iii)	With respect to employment of the Employees, the Vendor Parties and CAE UK have complied with all applicable Laws relating to employment matters, including without limitation, calculation and payment of wages, hours of work, equal employment opportunity, affirmative action and other hiring practices, occupational health and safety, workers’ compensation, privacy and protection of personal information, unemployment, payroll taxes and unfair labour practices under the National Labour Relations Act (United States), the Employment Rights Act 1996 (United Kingdom) or analogous labour law, except such non-compliances as would not, in the aggregate, have a Material Adverse Effect. There are no outstanding decisions, orders, settlements or pending settlements under employment or labour, human rights, equal employment, discrimination, employment equity, occupational health and safety, workers’ compensation, or any similar legislation of any jurisdiction, which place any obligation upon any of the Vendor Parties or CAE UK to do or refrain from doing any act in relation to employment of the Employees, and to the knowledge of the Vendor, no complaint, grievance, claim, work order or investigation has been filed, made or commenced, against any of the Vendor Parties or CAE UK, under such legislation. To the knowledge of Vendor, there has not been any threat of, or occurrence which might lead to, such complaint, grievance, claim, work order or investigation;

(iv)	Except for functions and services to be performed pursuant to the Transitional Services Agreement or the Subcontract Agreement and except as set out in Section 3.1(j) of the Disclosure Letter, the Employees, collectively, have all sufficient skills, know-how, knowledge and experience to conduct the Business as presently conducted including the maintenance and support of the Transferred IP, Jointly Owned IP and Vendor Licensed IP and products of the Business;

(v)	Except as set forth on Section 3.1(j) of the Disclosure Letter [Omitted], there are no oral or written employment agreements or arrangements, or consultant or independent contractor agreements or arrangements entered into with any Employees, or with any consultant or independent contractors of the Business that, except as required by applicable Laws, are not terminable on the giving of reasonable notice;

(vi)	To the knowledge of Vendor, in the twelve (12) month period preceding the date of this Agreement CAE UK has not been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981;

(vii)	To the knowledge of Vendor, in the twelve (12) month period ending with the date of this Agreement, CAE UK has not given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992.

(k)	Employee Plans

(i)	For purposes of Section 3.1(k)(ix)(A, F, and G), any reference to CAE USA shall be deemed to refer also to any entity which is controlled by, or under common control or affiliated with any of the Vendor Parties within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974

(“ERISA”), and the rules and regulations promulgated thereunder and/or Sections 414(b), (c) (m) or (o) of the U.S. Internal Revenue Code of 1986, as amended (“IR Code”) and the rules and regulations promulgated thereunder;

(ii)	Subsection (k) of the Disclosure Letter lists all Employee Plans;

(iii)	A true, current and complete copy of each Employee Plan (as amended to date) has been, or no later than ten (10) Business Days after the date hereof will be, provided to the Purchaser (and where no text exists, a detailed written summary has been provided) together with current and complete copies of all documents relating to each Employee Plan, including, as applicable: (1) all current documents establishing, creating or amending each Employee Plan; and (2) all literature, booklets, summaries or manuals prepared for or circulated to Employees generally concerning each Employee Plan and, with respect to the Employee Plans of the Corporations, the following documents, as applicable and if any, (3) all trust agreements and funding agreements; (4) all Contracts relating to each such Employee Plan, including all insurance Contracts, investment management agreements, subscription agreements and participation agreements; (5) all financial statements, accounting statements and reports, annual returns and investment reports for the most recent plan year and the most recent actuarial reports and cost certificates (where applicable); and (6) all reports, returns, filings (including tax reports, returns and filings) and material correspondence with any regulatory authority in the last year;.

(iv)	Except to comply with applicable Laws and except as disclosed in Section 3.1(k) of the Disclosure Letter, there are no pending material improvements, increases or changes to the benefits provided under the Employee Plans and none of the Vendor Parties or CAE UK have a formal plan or have made a promise or commitment, whether legally binding or not, to create any additional Employee Plans or to improve or change the benefits provided under any Employee Plan;

(v)	Except for the Vendor, the Corporations and the Asset Vendor’s pension plans, the Employee Plans do not provide benefits beyond retirement or other termination of service to any Employee or former employee of, or any current or former consultant or other independent contractor with respect to, the Business or to the beneficiary or dependant of any such Employee or former Employee or current or former consultant or independent contractor;

(vi)	There are no pending or threatened Claims by or on behalf of any current or former employee, consultant, independent contractor or any beneficiary under any Employee Plan of the Corporations or otherwise involving any such Employee Plan of the Corporations or the assets of any such Employee Plan, other than routine claims for benefits;

(vii)	Except as set forth on Section 3.1(j) of the Disclosure Letter, neither the execution of, nor consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event)

constitute an event under any Employee Plan that will or may result in any payment or provision of, acceleration of, vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any Employee, or any current or former employee, consultant, independent contractor, agent or director of the Corporations or with respect to which the Purchaser may have any obligations or liabilities;

(viii)	Each of the Employee Plans is and has been, with respect to the Employees, established, registered, qualified, administered, funded and invested, and all payments out of each of the Employee Plans have been made in compliance with the terms of such Employee Plans, with respect to the Employees (including the terms of any documents in respect of such Employee Plans) and in compliance with all applicable Laws (including, without limitation, the applicable provisions of ERISA, the IR Code and the ITA);

(ix)	In addition to the foregoing, with respect to each Employee Plan that provides benefits to Transferred Employees who work or reside in the United States of America:

(A)	no material liability has been or is reasonably expected to be incurred by CAE USA under the penalty, excise tax or joint and several liability provisions of the IR Code or ERISA and, to the knowledge of the Vendor, no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to CAE USA or, following the Closing, the Purchaser or any Purchaser Employee Plans;

(B)	the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereunder will not (either alone or in conjunction with any other event) trigger a requirement to make a payment that would constitute an “excess parachute payment” within the meaning of Section 280G of the IR Code;

(C)	no such Employee Plan is funded by an association described in Section 501(c) (9) of the IR Code;

(D)	no prohibited transaction (as defined in Section 4975 of the IR Code or Section 406 of ERISA) has occurred with respect to any such Employee Plan listed, which could subject any such Employee Plan or any related trust, CAE USA, the Purchaser or any director or employee of any of such Persons to any material tax or penalty imposed under Section 4975 of the IR Code or Section 502(i) or 502(l) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise;

E)	except as set forth in Section 3.1(k)(ii) of the Disclosure Letter, no such Employee Plan provides supplemental pension, retirement or retiree welfare benefits for the benefit of any Employee (other than as required by the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 and as

provided under Section 4980B of the IR Code and any regulations promulgated thereunder);

(F)	no such Employee Plan is a multiemployer plan as defined in Section 3(37) of ERISA and CAE USA is not reasonably expected to incur any withdrawal liability in respect of any multiemployer plans; and

G)	no such Employee Plan requires CAE USA to contribute to, or incur any withdrawal liability (within the meaning of Section 4201 of ERISA) which remains unsatisfied as of the date hereof with respect to, any multiemployer plan as defined in Section 3(37) of ERISA.

(l)	Intellectual Property Rights. Except as specifically disclosed in Section 3.1(l) of the Disclosure Letter, the carrying on of the Business, and the use, possession, reproduction, marketing, distribution, sale, licensing, sublicensing or other dealings involving any of the Transferred IP, the Jointly-Owned IP, the Vendor Licensed IP or the products of the Business does not breach, violate, infringe or interfere with any rights of any Person. There are no Claims in progress or pending or, to the knowledge of the Vendor, threatened against Vendor or any of its Affiliates relating to the Transferred IP, the Jointly-Owned IP, the Vendor Licensed IP and products of the Business and, there is no valid basis for any such Claim with respect to the Transferred IP, the Jointly-Owned IP, and the Vendor Licensed IP or the products of the Business. To the knowledge of the Vendor, no breach, violation, infringement or interference by any Person with any Intellectual Property Rights relating to the Transferred IP, the Vendor Licensed IP or the Jointly Owned IP has occurred. There are no Claims in progress or pending or threatened against any Person relating to any Transferred IP, Jointly Owned IP or Vendor Licensed IP, and, to the knowledge of the Vendor, there is no valid basis for any such Claim.

Section 3.1(l) Part I of the Disclosure Letter is a list of all Technical Information (excluding Employee know-how, business processes, specifications included in Contracts and data and technical records included in the Transferred Books and Records), Software (other than OTS Software) and Intellectual Property Rights that are owned by: (i) the Asset Vendors and used (or in the case of Intellectual Property Rights, exploited) exclusively in connection with the Business; or (ii) the Corporations, except for any Technical Information, Software or Intellectual Property Rights, the absence of the benefit or which, either individually or in the aggregate, would not have a Material Adverse Effect. All Technical Information, Software and Intellectual Property Rights specified in Section 3.1(l) Part I of the Disclosure Letter as being owned by either the Vendor or by CAE U.S. form part of the Purchased Assets, and all other Technical Information, Software and Intellectual Property Rights listed in Section 3.1(l) Part I of the Disclosure Letter form part of the Assets owned by the Corporations. Section 3.1(l), Part I of the Disclosure Letter also includes a list of all registrations or applications for registration of the Intellectual Property Rights (including patents and patent applications) made or held in any jurisdiction by or on behalf of the Asset Vendors and used or exploited exclusively in connection with the Business, all of which form part of the Assets. For greater clarity, Section 3.1(l) Part I of the Disclosure Letter does not include any description of the Manufacturing IP.

The Technology and Intellectual Property Rights listed in Part VI Section 3.1(l) of the Disclosure Schedule (under Supply of Hardware) to be provided pursuant to the Subcontract Agreement, the Transitional Systems, the Employee know-how, business processes, specifications included in Contracts, data and technical records in the Transferred Books and Records, the Technology and Intellectual Property Rights listed in Part I (Transferred IP), Part II (Jointly Owned IP) and Part III (Vendor Licensed IP) of Section 3.1(l) of the Disclosure Letter and the Technology and Intellectual Property Rights granted to the Vendor and its Affiliates under the License Agreements listed in Part IV of Section 3.1(l) of the Disclosure Letter, collectively, constitute all Technology and Intellectual Property Rights that are used in the Business (or, in the case of Intellectual Property Rights, exploited in connection with the Business) (whether exclusively or not) by the Vendor and its Affiliates, except for Technology and Intellectual Property Rights the absence of the benefit of which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.1(l) Part IV of the Disclosure Letter is a list of all material license agreements relating to Third Party IP, other than OTS Software or as set out in Section 3.1(l) of the Disclosure Letter (the “License Agreements”). All such License Agreements are valid, in full force and effect and no default exists on the part of the Vendor Parties, nor to Vendor’s knowledge, of any other party thereto. The Purchaser and its Affiliates will be entitled, upon the completion of the transactions contemplated hereunder and subject to obtaining the required Consents, to the full benefit of all such License Agreements.

Except as specifically disclosed in Section 3.1(l) or Section 3.1(r) of the Disclosure Letter, the Asset Vendors and the Corporations own, or have sufficient rights to use, all material Technology and Intellectual Property Rights used in or necessary to conduct the Business substantially as currently conducted, and to perform their obligations and grant the rights contemplated under this Agreement, the Technology Agreement, the Transitional Services Agreement and the Subcontract Agreement.

Upon completion of the transactions contemplated under this Agreement, except as specifically disclosed in Section 3.1(l) or 3.1(r) of the Disclosure Letter and subject to obtaining the Consents in accordance with Article 5, and except for the Manufacturing IP and the Transitional Systems, the Purchaser and the Corporations will own, or will have all sufficient rights to use, pursuant to the Technology Agreement and the License Agreements, all Technology and Intellectual Property Rights necessary to conduct the Business as currently conducted, including compliance with all obligations under all Contracts being assumed hereunder or to which the Corporations are parties.

Except for Contracts containing end-user licenses relating to products of the Business entered into, directly or indirectly through a prime contractor, with customers of the Business in the Ordinary Course or as set out in Part V of Section 3.1(l) of the Disclosure Letter (collectively, the “Outbound License Agreements”), the Vendor and its Affiliates have not granted any license or other right to any Person to use or access the Transferred IP, Jointly Owned IP, or Vendor Licensed IP in the Exclusive Marine Field of Use. The Outbound License Agreements are in full force and effect and, to the knowledge of the Vendor, no default exists on the part of any other party thereto. To the knowledge of the

Vendor, no Person operating in the Exclusive Marine Field of Use other than employees of the Vendor and its Affiliates holds any copy of material Software forming part of the Transferred IP, the Jointly Owned IP, or the Source Licensed IP except pursuant to a valid written Outbound License Agreement, or a non-disclosure or confidentiality agreement under which no significant rights of use are granted.

All of the Intellectual Property Rights forming part of the Transferred IP, the Jointly-Owned IP or the Vendor Licensed IP (excluding trade secrets and other confidential information) are in full force and effect, and have not been used or enforced or failed to be used or enforced in a manner that would result in their abandonment, cancellation or unenforceability; and all such Intellectual Property Rights consisting of issued registrations, or in the case of inventions, issued patents, are valid and enforceable.

The Vendor and its Affiliates have taken reasonable steps to protect the confidentiality of the Source Code, trade secrets and other confidential information relating to the Business. To the knowledge of the Vendor, the Source Code for the Software and other confidential information relating to the Transferred IP, the Jointly Owned IP, the Source Licensed IP or the products of the Business, has not been published or disclosed to any Person, other than in the Ordinary Course to customers of the Business or others who are under an obligation of confidentiality to the Vendor or its Affiliates.

None of the Transferred IP, the Jointly-Owned IP, the Vendor Licensed IP or the products of the Business contains any source code which is distributed under an open source license such as the GNU General Public License.

(m)	Financial Statements. The Financial Statements are based upon the information contained in the Transferred Books and Records of the Asset Vendors and the Corporations and fairly present the financial condition of the Business as of the dates thereof and the results of operations of the Business for the periods referred to therein. The Financial Statements treat the Business as a separate entity for accounting purposes and have been prepared in accordance with GAAP applied in a manner consistent with past practice and consistent with the manner in which the financial statements for the Vendor were prepared, except that they do not include inter-company accounts or tax accounts and interest expense liability and that they do not contain any notes. No assets other than assets used exclusively in the Business and forming part of the Assets and no liabilities other than liabilities resulting exclusively from the Business are reflected on the balance sheet forming part of the Financial Statements other than allocated Assets shown separately in the Financial Statements. No revenues or expenses other than revenues or expenses under contracts relating exclusively to the Business or other revenues or expenses relating exclusively to the Business are reflected in the income statement forming part of the Financial Statements.

(n)	Management Recommendation Letters. The Purchaser has been provided with extracts from the Management Recommendation Letters, to the extent such extracts relate exclusively to the Business, if any, received by any Vendor Party or its board of directors from the current or previous auditors during the last two (2) years.

(o)	Absence of Undisclosed Liabilities. In connection with the Business, none of the Vendor Parties has incurred any debts, Claims, liabilities or obligations (whether known or unknown, accrued, absolute, contingent or otherwise and whether due or to become due, asserted or unasserted), except (a) as disclosed in the Financial Statements, (b) as disclosed on Section 3.1(o) of the Disclosure Letter, (c) as incurred in the Ordinary Course of business and which could not individually or in the aggregate result in a Material Adverse Effect.

(p)	Suppliers and Customers. Section 3.1(p) of the Disclosure Letter attached hereto sets forth the ten (10) largest (based on amounts paid) suppliers, top ten (10) sole source suppliers whose refusal to supply would have a Material Adverse Effect and the ten (10) largest (based on amounts paid) customers of the Business, in each case for the most recent fiscal year of the Business. During such period, none of the above mentioned suppliers or customers has suspended or cancelled in whole or in part its agreement or commitment with the Vendor Parties or the Business to supply or purchase products or services (or to the knowledge of Vendor threatened in writing to do any of the foregoing). The Vendors do not have knowledge that any material supplier or customer of the Business intends to cancel or otherwise substantially adversely modify its relationship with the Vendor Parties or the Business as a result of the transactions contemplated by the Transaction Documents.

(q)	Product Warranties. To the knowledge of the Vendor, there are no facts that indicate that the reserves for product warranties reflected in the Financial Statements are materially understated. Section 3.1(q) of the Disclosure Letter sets forth a list of all pending or, to the knowledge of the Vendor, threatened product warranty Claims in excess of $50,000 individually.

(r)	Sufficiency of Assets. Except as disclosed in Section 3.1(r) of the Disclosure Letter, the Assets, together with the Technology and Intellectual Property Rights to be transferred or licensed under the Technology Agreement and the Technology and services to be made available under the Transitional Services Agreement, constitute sufficient assets of any nature whatsoever, used in, necessary to conduct or that are otherwise material to the Business as presently conducted. Except as disclosed in Section 3.1(r) of the Disclosure Letter, upon completion of the transactions contemplated hereunder and subject to obtaining any required Consents and Authorizations, the Purchaser and the Corporations will own, or be provided sufficient benefits from, or have sufficient rights to use, pursuant to the Technology Agreement, the Subcontract Agreement and the Transitional Services Agreement, sufficient assets, rights and interests of any nature whatsoever to conduct the Business as presently conducted at a cost structure immediately after the Closing Date equal to the cost structure existing immediately prior to the Closing Date.

(s)	Location of Assets. Except as set forth in Section 3.1(s) of the Disclosure Letter, all of the Assets are located on the Business Properties (except for Assets that are in transit or in the possession of customers or suppliers of the Business in each case, in the Ordinary Course of Business).

(t)	Leases. The Corporations do not own any real property. The CAE Vendors do not own any real property that is used exclusively in the Business. Section 3.1(t) of the Disclosure Letter lists all Leases pursuant to which the Business occupies any real property or buildings, and sets forth in each case a brief description of the property and a statement of all security or other deposits made by the Vendor Parties thereunder. The Vendor has provided the Purchaser with true and complete copies of the Leases (including all amendments or supplements thereto). Except as set out in Section 3.1(t) of the Disclosure Letter, (i) each Lease is in full force and effect and constitute a legal, valid and binding obligation of each Vendor Party which is a party thereto and, to the knowledge of Vendor, of the other parties thereto, (ii) no Vendor Party is in default in any material respect under any of the Leases and no Vendor Party has waived, or omitted to take any action in respect of any material rights under any of the Leases, (iii) to the knowledge of the Vendor, no other party to any of the Leases is in default thereunder, (iv) the Leases cover all of the real property or buildings which the Vendor Parties occupy in connection with the Business, (iv) the facilities covered by the Leases have adequate electric and other utility services for the operations of the Business as conducted in them by the Vendor Parties, (v) there are no obligations requiring the Vendor Parties to purchase or lease any real property or facilities in connection with the Business, and (vi) there are no subleases or licenses in favor of third parties related to the premises covered by the Leases.

(u)	Litigation. Except as disclosed in Section 3.1(u) of the Disclosure Letter (as may be amended at the Closing Date to reflect any commencement or settlement during the Interim Period of litigation specifically permitted under Section 6.2(b)(vi)), there is no Claim, grievance or subpoena pending or, to the knowledge of Vendor, threatened against or involving the Vendor Parties or CAE UK with respect to the Business, its employees past or present or any of the Transferred Interests before any court or other tribunal, or by or before any agency, arbitrator or Governmental Entity or, to the knowledge of Vendor, any application for rectification of the registers of members of the UK Companies. As at the date hereof, except as disclosed in Section 3.1(u) of the Disclosure Letter, there is no judgment, injunction, order or decree to which the Vendor Parties or CAE UK or the Purchased Assets are subject. Except as disclosed in Section 3.1(u) of the Disclosure Letter, during the past five (5) years, there have been no product liability Claims involving the Business in excess of $50,000 individually or that may otherwise result in a Material Adverse Effect.

(v)	Title. Except for those assets that are leased or licensed by the Vendor Parties or CAE UK from third parties in the Ordinary Course of business, the CAE Vendors and CAE UK are the sole legal and beneficial owners of the Transferred Interests and each of the Corporations is the sole legal and beneficial owner of the assets stated to be owned by it, in each case with good and valid title thereto free and clear of all Liens except for Permitted Liens.

(w)	Insurance. Section 3.1(w) of the Disclosure Letter (as may be amended at the Closing Date to reflect changes to insurance policies made during the Interim Period in the Ordinary Course of Business provided that Section 6.2(a)(viii) is complied with) sets forth a summary description of all insurance policies owned or held by the CAE Vendors or any Corporation in respect of the Business or the Corporations. There is no material claim outstanding under any such insurance policies and to the knowledge of the Vendor there are no existing circumstances likely to give rise to a claim under any such insurance policies. In relation to any insurance policies owned or held by any Corporation (i) all premiums due in respect of such insurance policies have been paid, (ii) all such insurance policies are currently in force, and (iii) no Corporation has done or omitted to do anything which could make such policies void or voidable.

(x)	Contracts. Except for the Open Customer Contracts listed in Section 3.1(x) of the Disclosure Letter (as may be amended as of the Closing Date to reflect the entering into during the Interim Period of new Contracts referred to in paragraphs (v), (viii), (ix) or (x) of this Section 3.1(x), provided that Section 6.2 is complied with), the Backlog listed in Section 3.1(bb) of the Disclosure Letter, the Material Contracts, the Authorizations, the Leases, the Employee Plans described in Section 3.1(j) of the Disclosure Letter, the insurance policies set out in Section 3.1(x) of the Disclosure Letter and the guarantees listed in Section 2.11 of the Disclosure Letter, the Vendor Parties and CAE UK, to the extent related exclusively to the Business, and the Corporations are not parties to or bound by:

(i)	loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, deed of hypothec, bonds, notes and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

(ii)	brokerage or finder’s agreements;

(iii)	joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

(iv)	asset purchase agreements, share purchase agreements, merger agreements and other acquisition or divestiture agreements binding on a Corporation and executed in the previous three (3) years, including but not limited to any agreements relating to the sale, lease or disposal of any Transferred Interests (other than sales of finished goods in the Ordinary Course of the Business) or involving continuing indemnity or other obligations;

(v)	other than the Backlog, any Contract with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds [Omitted];

(vi)	sales agent, sales representative, sales consultant, marketing, distributor, dealer or similar contracts, agreements or arrangements and contracts, agreements or arrangements with respect to the representation of the Business in foreign countries;

(vii)	any agreement, understanding, contract or commitment (written or oral) with any Affiliate of the Vendor Parties that will not be terminated on or prior to Closing other than arrangements to be continued pursuant to the Transitional Services Agreement or the Subcontract Agreement;

(viii)	any teaming agreement;

(ix)	any guarantee of the payment or performance of any Person or agreement to indemnify any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than the endorsement of cheques in the Ordinary Course; or

(x)	any binding bid or proposal or any outstanding binding customer option for the provision of products or services of the Business in excess of [Omitted].

(y)	Material Contracts. All Material Contracts are described in Section 3.1(y) of the Disclosure Letter (as may be amended as of the Closing Date to reflect the entering into of new agreements during the Interim Period provided that Section 6.2 is complied with). The Vendor Parties and CAE UK have performed all of the obligations required to be performed by them and are entitled to all benefits under any Material Contract to which they are a party. Other than as disclosed in Section 3.1(y) of the Disclosure Letter, there does not exist under any Material Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any of the Vendor Parties or CAE UK or, to the knowledge of the Vendor, by any other party thereto. Except as set out in Section 3.1(y) of the Disclosure Letter, no outstanding bid or proposal was bid at a loss.

(z)	Consents. Section 5.1 of the Disclosure Letter sets forth a list of all Consents required to be obtained by the Vendor in connection with the execution, delivery and performance of the Transaction Documents.

(aa)	Shared Contracts. All Shared Contracts, other than any contracts relating to management information systems and administrative services to be provided under the Transitional Services Agreement, that are material to the Business are listed in Section 3.1(aa) of the Disclosure Letter. Other than as disclosed in Section 3.1(aa) of the Disclosure Letter, there does not exist under any Shared Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of any of the Vendor Parties or, to the knowledge of the Vendor, by any other party thereto.

(bb)	Order Backlog. A true and complete list of (a) all firm product and service purchase orders for the sale of goods or the delivery of services by the Vendor Parties for the Business to Persons other than Governmental Entities, and (b) all firm funded product and service purchase orders for the sale of goods or the delivery of services by the Vendor Parties for the Business to Governmental Entities (collectively, the “Backlog”) pending as of the latest practical date prior to the date of this Agreement is set forth in Section 3.1(bb) of the Disclosure Letter.

(cc)	Copies of Agreement, etc. Current and complete copies of the Material Contracts have been delivered or made available to the Purchaser.

(dd)	Environmental Matters. (i) Vendor Parties are in compliance with all Environmental Laws except for violations of Environmental Laws that would not reasonably be likely to have a Material Adverse Effect; (ii) Vendor Parties hold, and are in compliance with, all Environmental Approvals required under Environmental Laws, except to the extent that the absence of, or the non-compliance with such Environmental Approvals would not reasonably be likely to have a Material Adverse Effect; (iii) Vendor Parties have not received written notice of any pending or threatened claim or investigations by any Governmental Entity alleging a violation of or liability under any Environmental Law arising from or related to the operation of the Business, except in all such cases, for claims or investigations which, if adversely determined, would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; (iv) to the knowledge of the Vendor, the Vendor Parties are not currently subject to any investigation or proceeding involving any Governmental Entity in respect of an Environmental Condition, except in all such cases, for investigation or proceedings which, if adversely determined, would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect; and (v) there has been no Release by the Vendor Parties of any Hazardous Substance from any real property in connection with the Business owned or leased by the Vendor Parties in violation of any Environmental Law, except for any such violation that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(ee)	Compliance with Laws.

(i)	Except as set forth in Section 3.1(ee) of the Disclosure Letter, the Business is not being conducted in any material respect in violation of any Law or applicable governmental policy with respect to foreign investment requirements.

(ii)	Except as set forth on Section 3.1(ee) of the Disclosure Letter, each Vendor Party has such Authorizations as are necessary or otherwise material to lease, license or operate the Business Properties and to conduct the Business as currently conducted and to own the Assets, Jointly Owned IP, Vendor Licensed IP and the Purchased Shares and all such Authorizations are valid and in full force and effect.

(ff)	Tax Matters.

(i)	Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean any and all federal, state, provincial, territorial, municipal, local and foreign taxes, assessments, reassessment and other governmental charges, duties, impositions and liabilities, including those based upon, measured by or referred to as gross receipts, income, profits, sales, capital, use and occupation, goods and services, harmonized sales, use, value-added, ad valorem, transfer, recordation, stamp, franchise, withholding, payroll, employment, business development, occupancy, employer health, health, social services, education, social security, excise and property taxes, including estimated taxes, all customs duties and import and export taxes, countervail and anti-dumping, all licenses, franchise and registration fee and all employment insurance, health insurance and Canada, Quebec and other governmental pension plan premiums or contributions, together with all interest, penalties, fines and additions imposed with respect to such amounts.

(ii)	Computation, Preparation and Payment. Except as set out in Section 3.1(ff) of the Disclosure Letter, since the dates on which the Corporations became Affiliated with CAE, each Corporation and each Subsidiary has timely filed all material federal, state, provincial, municipal, local and foreign returns, estimates, information statements, elections, designations, reports and any other related filings (“Tax Returns”), required to be filed by it and has timely paid or accrued all Taxes which are or may become due and payable including without limitation all installments on account of Taxes. Each Tax Return filed by each Corporation, was complete and correct in all material respects. No Tax Return filed, nor Taxes payable, by a Corporation is currently the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency, or assessment is currently pending or, to the Vendor’s knowledge, threatened. No Corporation is currently the beneficiary of any extension of time within which to file any Tax Return, and no Corporation has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, collection of Tax or other deficiency. Except as set out in Section 3.1(ff) of the Disclosure Letter, none of the Corporations is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of any other Tax authority. Purchaser has received correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by all of the Corporations for the last three (3) completed fiscal years in respect of which any taxation authority may assess or otherwise impose Tax on any Corporation. The unpaid Taxes of the Corporations, including Taxes that are not yet due and payable, do not exceed the reserves for actual Taxes as reflected in the financial records of the Business through the Closing Date in accordance with the past custom and practice of each Corporation in filing Tax Returns. To the knowledge of the Vendor, no claim is currently pending or unresolved by a Tax authority in a jurisdiction where a Corporation does not file Tax Returns to the effect that such Corporation is or may be subject to Tax in that jurisdiction.

(iii)	Withholdings. Each Corporation has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all Taxes and other deductions required to be withheld and has paid such amounts, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper tax authorities. The amount of Tax withheld but not remitted by Corporations will be retained in their respective accounts and will be remitted by them to the appropriate authorities when due.

(iv)	CAE Vendors. To the knowledge of the CAE Vendors, no failure, if any, of the CAE Vendors to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by them will result in a Lien (other than a Permitted Lien) on the Transferred Interests.

(v)	Audits and Proceedings. To the knowledge of the CAE Vendors, there are no proceedings, audits or Claims now pending or threatened against the CAE Vendors in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, which will result in a Lien (other than a Permitted Lien) on the Transferred Interests.

(vi)	Taxing Jurisdictions. Section 3.1(ff) of the Disclosure Letter hereto contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable in connection with the Business’ geographic locations.

(vii)	HOC Note. The HOC Note was issued by CAE Norway to CAE Hungary on August 3, 2001 and has been owned or held by CAE Hungary continuously from August 3, 2001.

(viii)	Taxable Canadian Property. None of the Transferred Interests being disposed of under this Agreement constitute “taxable Canadian property” (within the meaning assigned to that term in the ITA) of a Vendor that is not resident of Canada for purposes of the ITA.

(gg)	Relationships and Transactions with Related Persons. Except as disclosed in Section 3.1(gg) of the Disclosure Letter, no member of the Vendor’s Group has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business or any Corporation other than property made available pursuant to business dealings or transactions disclosed in Section 3.1(gg) of the Disclosure Letter, each of which has been entered into in the Ordinary Course of Business with such party. Except as set forth in Section 3.1(gg) of the Disclosure Letter, no such Affiliate is a party to any Contract with, or has any claim or right against, or provides goods or services to either the Asset Vendors or a Corporation in connection with the Business.

(hh)	[Omitted]

(ii)	Government Furnished Equipment. Section 3.1(ii) of the Disclosure Letter incorporates the most recent schedule delivered to the U.S. Government which identifies certain equipment and fixtures loaned, bailed or otherwise furnished to or held by the Vendor Parties exclusively in connection with the Business by or on behalf of the United States. Such schedule was accurate and complete in all material respects as of its date of delivery.

(jj)	Government Grants. Section 3.1(jj) of the Disclosure Letter sets forth a list of all open Contracts or other arrangements relating to grants or other forms of assistance including loans with interest at below market rates, received by the Vendor Parties, in connection exclusively with the Business, from any Governmental Entity.

(kk)	Organizational Conflicts of Interest. No Vendor Party has had, in the past six (6) years, access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current government procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501 (or any analogous or similar provision of any state, local or foreign law or regulation), with any Vendor Party or with the Purchaser if such Vendor Party were to become an Affiliate or division thereof.

(ll)	Financial Assistance. To the knowledge of Vendor, neither UK Company has provided any financial assistance as defined in section 152(1) of the Companies Act 1985 directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.

(mm)	Resident. Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

(nn)	CAE Norway. CAE Norway was a non-resident of Canada for the purposes of the Income Tax Act (Canada) at the time the HOC Note was issued, and has maintained that status continuously from the date of issue of the HOC Note.

(oo)	G.S.T. Registration. Vendor is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and under the Québec Sales Tax Act (Québec) and its GST and Québec sales tax registration numbers are as follows:

Federal:	100717065RT0001
Québec:	1001784494TQ0001

(pp)	Brokers’ Fees. With respect to the transactions contemplated by this Agreement, neither Vendor nor its Affiliates has any obligation to pay any fees or commissions to any broker, finder, or agent for which Purchaser could become liable or obligated.

(qq)	Books and Records. The financial Transferred Books and Records fairly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have been accurately recorded in such Transferred Books and Records. In all material respects, (i) the minute books of the Corporations contain complete and accurate minutes of all meetings of the directors and shareholders held since incorporation, (ii) the minute books of the Corporations contain all resolutions passed by the shareholders, directors (and committees, if any), (iii) the share certificate books, register of shareholders and register of transfers of the Corporations are complete and accurate and contain all information that they are required to contain by applicable Laws. All of the Corporate Records have been made available to the Purchaser for review.

(rr)	Cumulative Breach. The breaches, if any, of the representations and warranties made by Vendor herein that would occur if all references in such representations and warranties to phrases concerning materiality, including references to the qualification “Material Adverse Effect”, were deleted, in the aggregate would not have a Material Adverse Effect.

3.2	Compliance with Environmental Laws

     Purchaser acknowledges and agrees that, notwithstanding any statement in the Agreement to the contrary, the representations and warranties set forth in Section 3.1(dd) of the Agreement are the sole representation or warranty made by the Vendor relating to the Vendor Parties’ compliance with Environmental Laws or any other environmental, health or safety matter and that no other representation, warranty or covenant contained in this Agreement shall apply to any such matters.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Representations and Warranties of Purchaser

     Purchaser represents and warrants to Vendor as follows and acknowledges and confirms that Vendor is relying on such representations and warranties in connection with the matters contemplated by this Agreement:

(a)	Incorporation and Qualification. Purchaser is a corporation duly incorporated, organized, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly registered, licensed or qualified to carry on business in each jurisdiction in which the nature of its business as now being conducted by it or the property owned or leased by it makes such registration, licensing or qualification necessary, unless the failure to be so registered or qualified would not be material in the context of the transactions contemplated by this Agreement.

(b)	Authority and Enforceability. Purchaser has the requisite corporate power and authority and has received all necessary corporate approvals to enter into this Agreement and the other Transaction Documents and to complete the transactions contemplated hereunder and thereunder. This Agreement has been, and the other Purchaser’s Transaction Documents upon execution will be, duly authorized, executed and delivered by Purchaser and shall constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with the terms of the Transaction Documents, subject, however, to limitations with respect to enforcement imposed by law in connection with insolvency, bankruptcy, arrangement or similar proceedings, the equitable power of the courts to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(c)	No Conflict. The execution and delivery of, and the performance by Purchaser of its obligations under this Agreement and the other Transaction Documents, will not:

(i)	result in a breach of any provision of the memorandum and articles of association, by-laws or any other constitutional documents of Purchaser;

(ii)	result in a breach of, or constitute a default or give rise to a right of termination or acceleration under any material instrument to which Purchaser is a party or by which Purchaser is bound;

(iii)	result in a breach of, or cause the termination or revocation of, any Authorization to which Purchaser is a party or by which Purchaser is bound;

(iv)	save as disclosed in Section 4.1(c)(iv) of the Disclosure Letter dated the date hereof from the Purchaser to the Vendor, require Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Entity which has not been obtained or made at the date of this Agreement; or

(v)	result in a material violation of any Law,

     except as would not, in each case, prevent the Purchaser from consummating and performing its obligations pursuant to the transactions contemplated by this Agreement or any Transaction Document.

(d)	Financial Ability. Purchaser has the financial ability to satisfy its payment obligations under, and to consummate the transactions contemplated by, this Agreement.

(e)	G.S.T. Registration. The designated Affiliate of Purchaser that is to acquire the Assets held directly by the Vendor will be a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and under the Act Respecting Québec Sales Tax on Closing.

(f)	Brokers’ Fees. With respect to the transactions contemplated by this Agreement, Purchaser has no obligation to pay any fees or commissions to any broker, finder, or agent for which Vendor could become liable or obligated.

ARTICLE 5

CONSENTS

5.1	[Omitted]

5.2	[Omitted]

ARTICLE 6

PRE-CLOSING COVENANTS OF THE PARTIES

6.1	Bulk Transfer Laws

(a)	Purchaser hereby waives compliance by Asset Vendors and CAE UK with any applicable sale of enterprise, bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser.

(b)	Asset Vendors or Purchaser, as required by applicable U.S. state and local Tax laws and regulations, shall file such applications, documents, and returns with U.S. state and local taxing authorities, as required by relevant state and local Tax laws and regulations with respect to the sale of the Business. Asset Vendors and Purchaser shall provide any assistance reasonably necessary to enable the other party to comply with such Tax laws and regulations.

6.2	[Omitted]

6.3	Notice of Untrue Representation or Warranty

     Vendor shall promptly notify Purchaser, and Purchaser shall promptly notify Vendor, upon any representation or warranty made by either of them contained in this Agreement becoming materially untrue or incorrect during the Interim Period. Any such notification shall set out particulars of the materially untrue or incorrect representation or warranty and details of any actions being taken by the Vendor or Purchaser, as the case may be, to rectify that state of affairs. Purchaser hereby confirms to Vendor that, as of the date hereof, it is not aware of any representation or warranty made by the Vendor herein that it is untrue or incorrect in any material respect.

6.4	Limited Access by Purchaser

     The Vendor shall permit the Purchaser and its representatives, during the Interim Period, to reasonable access during normal business hours to the Purchased Assets and other locations where other material relevant to the Business are stored and shall, upon written request and at the cost of the Purchaser, provide copies of Books and Records as the Purchaser shall from time to time reasonably request, strictly to enable confirmation of the matters warranted in Section 3.1, to facilitate the obtention of any consent and to comply with obligations under Section 6.5 and not for due diligence, investigation or other purposes. Vendor shall reasonably cooperate with the accounting representatives of the Purchaser in connection with confirmation of matters relating to the financial affairs of the Vendor relating to the Business. The Purchaser’s rights of access shall be exercised in a manner that does not unreasonably interfere with the operation of the Business.

6.5	Confidentiality

     Vendor acknowledges having signed a confidentiality agreement with Purchaser on April 30, 2004 and Purchaser agrees to continue to comply with such agreement in accordance with its terms, until Closing. If Closing occurs, such agreement will terminate.

6.6	Filings and Authorizations

     Purchaser and, to the extent required by applicable Law, Vendor shall file on a confidential basis with respect to the transactions contemplated by this Agreement as soon as reasonably practicable but in any event no later than 25 Business Days, (i) all notices and information required or advisable pursuant to and in compliance with the Competition Act (Canada), (ii) a pre-merger notification pursuant to and in compliance with the Hart-Scott Rodino Antitrust Improvements Acts of 1976 (United States) and (iii) a notification pursuant to Article 4(1) of the ECMR, (iv) an application to the UK Office of Fair Trading for confirmation that the transaction contemplated by this Agreement will not be referred to the Competition Commission pursuant to the Enterprise Act 2002, and (v) any other notifications or filings required under similar legislation in other jurisdictions and, in each case, shall promptly furnish any additional information requested to it under such Laws. Purchaser shall keep Vendor reasonably informed as to the status of the proceedings related to the above applications and notifications.

     [Omitted]

     Purchaser shall pay all filing fees relating to the filings made pursuant to this Section 6.6.

6.7	[Omitted]

6.8	[Omitted]

6.9	[Omitted]

6.10	No Legal Action Covenant

     Vendor shall not be in breach of any of its representation or warranty hereunder due to any action or proceeding by a third party against the Purchaser that restricts the Purchaser’s right to conduct the Business after Closing on substantially the same basis as conducted prior to Closing, provided that such action or proceeding does not arise or relate to a breach of any representation, warranty, covenant or obligation of Vendor in connection with the transactions contemplated by this Agreement.

6.11	Updates of Schedules to Subcontract Agreement and Vendor Subcontract Agreement

     The Parties shall cooperate and negotiate in good faith the schedules to the Subcontract Agreement and the Vendor Subcontract Agreement, particularly those relating to the scope of work for open bids and proposals.

6.12	[Omitted]

ARTICLE 7

CONDITIONS OF CLOSING

     7.1 Conditions of Closing

     Each of Purchaser and Vendor shall take all actions that are within its control and shall use all commercially reasonable efforts to cause other actions to be taken which are not within its control to procure the satisfaction of the conditions set out in Sections 7.2 and 7.4 which are for the benefit of the other party.

7.2	Conditions for the Benefit of Purchaser

     The purchase and sale of the Transferred Interests is subject to the following conditions to be fulfilled or performed at or prior to the Closing Date, which conditions are for the exclusive benefit of Purchaser and may be waived in writing, in whole or in part, by Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of Vendor contained in this Agreement shall be true and correct as of the Closing Date in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date, except any representation and warranty that is qualified by materiality (including by reference to a Material Adverse Effect), which shall be true and correct as of the Closing Date in all respects with the same force and effect as if made on and as of such date. Any decision by Purchaser not to have Vendor provide (i) any services or access or use of systems described in the Transitional Services Agreement in the form annexed hereto or (ii) any services pursuant to the Subcontract Agreement in the form agreed to between the Parties shall be deemed for purposes of Section 7.2 and Section 11.1 not to be a breach of the representations and warranties of the Vendor referring to the Transitional Services Agreement or the Subcontract Agreement.

(b)	Performance of Covenants. Vendor shall have fulfilled or complied with in all material respects, all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing.

(c)	Certificate of Officer. Vendor shall have delivered to Purchasers a certificate dated the Closing Date, executed by a senior officer of Vendor, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 7.2 (“Vendor’s Certificate”).

(d)	Deliveries. Vendor shall deliver or cause to be delivered to Purchaser (i) the Closing Documents, (ii) the Transaction Documents to be delivered by the Vendor Parties and CAE UK (other than the Vendor Subcontract Agreement) (iii) an updated Disclosure Letter prepared in accordance with the provisions of Section 6.2 and (v) the CAE Releases set out in Section 2.11 of the Disclosure Letter.

(e)	Supporting Resolutions. Vendor shall deliver copies of resolutions of (i) the board of directors of the CAE Vendors, certified by the Secretary or other authorized officer of the relevant CAE Vendor, authorizing and approving the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto; and (ii) the board of directors of each of the Corporations, certified by the Secretary or other authorized officer of the such Corporation, authorizing and approving all actions and measures, including the execution of documents, as are necessary or desirable to implement the transactions contemplated in the Transaction Documents.

(f)	Liens. The Purchaser shall have received satisfactory evidence that all Liens against the Transferred Interests or the Assets held by the Corporations, other than Permitted Liens, have been discharged.

(g)	Opinion of Counsel for Vendor. The Purchaser shall have received opinions dated the Closing Date from counsel for each of the CAE Vendors, in form and substance satisfactory to Purchaser’s counsel, acting reasonably.

(h)	No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than Purchaser) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Purchaser or Corporations to conduct the Business after Closing on substantially the same basis as heretofore operated.

(i)	[Omitted]

(j)	[Omitted]

(k)	Releases. The Vendor and its Affiliates shall have provided releases in favour of each of the Corporations from any and all debts, loans and similar financial obligations owed by any of the Corporations to Vendor or any of its Affiliates, other than in respect of the HOC Note.

(l)	Resignations. All officers (other than Employees) and all directors of the Corporations shall have resigned effective as of the Closing, except as directed otherwise by Purchaser.

(m)	[Omitted]

(n)	No Material Adverse Effect. There shall not have occurred any Material Adverse Effect since the date of this Agreement.

(o)	[Omitted]

(p)	[Omitted]

7.3	Termination by Purchaser

     If any of the conditions set forth in Section 7.2 have not been fulfilled in all material respects or waived at or prior to the earlier of the date determined to be the Closing Date by

     Section 9.1 and [Omitted] (the “Drop-Dead Date”), or any material obligation or covenant of Vendor to be performed at or prior to Closing has not been observed or performed by such time, Purchaser may terminate this Agreement by notice in writing to Vendor, and in such event Purchaser shall be released from all obligations save and except for its obligations under Sections 13.3 and 13.5 which shall survive. Vendor shall be released from its obligations if the condition or conditions for the non-performance of which Purchaser has terminated this Agreement is or are not reasonably capable of being performed or caused to be performed by Vendor. If Purchaser waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. If Purchaser or any of its representatives or agents is aware, immediately prior to the Closing, that a representation or warranty of the Vendor is incorrect or inaccurate or a covenant or obligation of the Vendor to be performed on or prior to Closing is breached or not performed and provided that Purchaser has notified Vendor in writing of same, then the Parties shall postpone the Closing Date for a period of seven (7) days during which they shall cooperate in good faith with each other to reach a mutually acceptable agreement as to the proposed resolution of such matter (including any proposed amendment to the terms of this Agreement). If the Parties fail to agree within such seven (7) day period, then Purchaser may extend the Closing Date by a further period of seven (7) days, during which the Parties shall continue to cooperate in good faith to resolve such matter. If at the end of such period (as extended by the Purchaser, if applicable), the Parties fail to agree on a mutually acceptable resolution of such matter, the Purchaser may proceed to Closing, without prejudice to its rights and recourse under this Agreement. If the Purchaser has failed to notify Vendor in writing of the inaccuracy of a representation or warranty of the Vendor or if the Parties agree on a mutually acceptable resolution of such matter, the Parties shall proceed to Closing and Purchaser shall be deemed to have waived such representation, warranty, covenant or obligation to the extent of any incorrectness, inaccuracy, breach or non-performance thereof, except as otherwise expressly agreed in writing by the Parties at or prior to Closing.

7.4	Conditions for the Benefit of Vendor

     The purchase and sale of the Transferred Interests is subject to the following conditions to be fulfilled or performed at or prior to the Closing, which conditions are for the exclusive benefit of Vendor and may be waived, in whole or in part, by Vendor in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, except for the representations and warranties set forth in Sections 4.1(a), 4.1(b) and 4.1(c)(i), all of which shall be true and correct as of the Closing Date in all respects with the same force and effect as if made on and as of such date.

(b)	Performance of Covenants. Purchaser shall have fulfilled or complied with in all material respects all covenants contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing Date.

(c)	Certificate of Officer. Purchasers shall have delivered to Vendor a certificate dated the Closing Date, executed by a senior officer of each Purchaser, certifying the satisfaction of the conditions specified in paragraphs (a) and (b) of this Section 7.4 (“Purchaser’s Certificate”).

(d)	Deliveries. Purchaser shall deliver or cause to be delivered to Vendor (i) the Transaction Documents to be delivered by Purchaser and its Affiliates (other than the Subcontract Agreement), (ii) the Closing Documents to be delivered by Purchaser and its Affiliates, and (iii) the Cash Price.

(e)	No Legal Action. No action or proceeding shall be pending or threatened by any Person (other than Vendor or Corporation) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

(f)	[Omitted]

(g)	Supporting Resolution. Purchaser shall deliver a copy of a resolution of the board of directors of Purchaser, certified by the Secretary or other authorized officer of Purchaser, authorizing and approving, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

(h)	[Omitted]

7.5	Termination by Vendor

     If any of the conditions set forth in Section 7.4 have not been fulfilled in all material respects or waived at or prior to the earlier of the date determined to be the Closing Date by Section 9.1 and the Drop-Dead Date, or any material obligation or covenant of Purchaser to be performed at or prior to the Closing Date has not been observed or performed by such time, Vendor may terminate this Agreement by notice in writing to Purchaser, and in such event Vendor and the Vendor’s Group shall be released from all obligations hereunder save and except for their obligations under Sections 13.3 and 13.5 which shall survive. Purchaser shall be released from its obligations if the condition or conditions for the non-performance of which Vendor has terminated this Agreement is or are not reasonably capable of being performed or caused to be performed by Purchaser. If Vendor waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfillment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part. If the Vendor or any of its representatives or agents is aware, on or prior to the Closing, that a representation or warranty of Purchaser is incorrect or inaccurate or a covenant or obligation of Purchaser is breached or not performed and the Vendor proceeds with the Closing, Vendor shall be deemed to have waived such representation, warranty, covenant or obligation to the extent of such incorrectness, inaccuracy, breach or non-performance, except where otherwise expressly agreed in writing by the Parties at or prior to Closing.

ARTICLE 8

TRANSFERRED EMPLOYEES

8.1	Employment Letters

     Subject to the Closing, Purchaser shall deliver, prior to the Closing Date, a letter to all Employees of the Business employed by the Asset Vendors in the province of Québec (“Québec Employees”) confirming the transactions contemplated in the Transaction Documents and confirming that, effective as of the Closing Date and, in accordance with applicable Laws, the terms and conditions of employment of each Québec Employee will be continued by Purchaser on terms substantially equivalent in the aggregate to those existing as of the Closing Date (each, an “Employment Letter”).

     The form of the Employment Letter shall be provided by the Purchaser to the Vendor for review and comments reasonably in advance before being remitted to the Québec Employees.

8.2	Employment Notice

     Purchaser and Vendor acknowledge and agree that the sale of the Purchased Assets will constitute a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) (“TUPE”) and accordingly, subject to the Closing, Vendor and Purchaser shall jointly deliver, prior to the Closing Date, a notice to all UK Employees confirming the transactions contemplated in the Transaction Documents and confirming that effective as of the Closing Date, and in accordance with applicable Laws, the terms and conditions of employment of each UK Employee under contracts of employment or otherwise will be transferred to the Purchaser on the same terms and conditions to those existing as of the Closing Date (each, an “Employment Notice”).

     The form of the Employment Notice shall be provided by the Purchaser to the Vendor for review and comments reasonably in advance before being remitted to the UK Employees.

8.3	Employment Offers

     Subject to the Closing, Purchaser shall offer, prior to the Closing Date, to each Employee of the Business employed by the Asset Vendors in (i) the United States, except for Leave Employees who are on long-term disability benefits or on workers’ compensation as of the Closing Date, or (ii) any province of Canada other than Québec (each, an “Offered Employee”), effective as of the Closing Date, continuing employment, on terms substantially equivalent in the aggregate to those existing as of the Closing Date, by means of an offer letter (each, an “Employment Offer”).

     The form of the Employment Offer shall be provided by the Purchaser to the Vendor for review and comments reasonably in advance before being remitted to the Offered Employees.

8.4	Purchaser Covenants

(i)	Purchaser covenants that the Employment Letters and Employment Offers shall be on terms and conditions substantially equivalent, in the aggregate, as the terms and conditions on which each Québec Employee or each Offered Employee was employed by the relevant Asset Vendor as of the Closing Date.

(ii)	Purchaser covenants that the Employment Notice shall be on the same terms and conditions of employment to those on which each UK Employee was employed by CAE UK as of the Closing Date.

8.5	Past Service

     Subject to Subsection 8.9(d) and, with respect to the Vendor Pension Plans, subject to the asset transfer contemplated under Subsection 8.10(d), Purchaser will recognize, to the extent previously recognized by the Asset Vendors or CAE UK and as disclosed in Section 3.1(j) of the Disclosure Letter, the past service of: (i) the Québec Employees; (ii) the UK Employees; and (iii) the Offered Employees who accept the Employment Offer; (all collectively, the “Transferred Employees”) for all purposes, including, without limitation, eligibility to participate in Purchaser Employee Plans (as defined in Section 8.9(b)) and in Purchaser Pension Plans (as defined in Section 8.10(a)), vesting, determination of benefits pursuant to such plans and entitlement to notice of termination of employment or pay in lieu thereof and severance pay.

8.6	Acceptance of Employment Offer

     Vendor and Purchaser will make all commercially reasonable efforts to cause the Offered Employees to remain with the Business during the period up to the Closing Date and to accept Purchaser’s Employment Offers.

8.7	[Omitted]

8.8	TUPE

(i)	Purchaser or its Affiliates shall perform and observe all of their obligations arising under regulation 10 of TUPE in connection with the UK Employees, including providing the Vendor or CAE UK with such information as they request in order to allow CAE UK to perform its own obligations under regulation 10(2) and regulation 10(3) and its obligations arising under section 188 of Trade Union and Labour Relations (Consolidation) Act 1992;

(ii)	Vendor shall, or shall cause CAE UK (subject to the Purchaser or its Affiliates compliance therewith), to comply with regulation 10 of the TUPE in connection with the UK Employees.

8.9	Employee Benefits

     Subject to Section 8.10 (as concerns the Vendor Pension Plans) and Subsections 8.9(i) and 8.9(j):

(a)	The Transferred Employees shall cease to actively participate in, accrue benefits under or be covered by the Asset Vendors’ or CAE UK Employee Plans, as the case may be, as of the Closing Date.

(b)	The Purchaser or its Affiliates shall establish or designate, at its expense, effective as of the Closing Date, employee plans (the “Purchaser Employee Plans”) which will provide the Transferred Employees with benefits that are substantially comparable in the aggregate to those provided to the Transferred Employees by the Asset Vendors’ or CAE UK Employee Plans, as the case may be, in effect immediately prior to the Closing Date; provided, however, that neither the Purchaser nor its Affiliates shall be required to provide the Transferred Employees with any (i) stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or stock appreciation rights), (ii) executive benefits or perquisites (such as company cars or car allowances, executive medical plans or spending accounts) or (iii) incentive bonus programs based on the achievement of financial targets. The Purchaser or its Affiliates will be responsible for complying with all governmental registration and other requirements in respect of the Purchaser Employee Plans and for taking all other necessary steps in order to give effect to the foregoing. For greater certainty, subject to this Section 8.9(b), nothing in this Agreement shall limit the right of the Purchaser to, after the Closing Date, amend or terminate in whole or in part any Purchaser Employee Plan, nor shall anything in this Agreement require any Purchaser Employee Plan to replicate any particular benefit provided under any Asset Vendor’s or CAE UK Employee Plan in respect of any Transferred Employee (or any spouse, beneficiary or dependant of any Transferred Employee).

(c)	As of the Closing Date, the Transferred Employees will commence active participation in, accrue benefits under and be covered by the Purchaser Employee Plans.

(d)	The Asset Vendors and CAE UK, as the case may be, shall retain responsibility for, and satisfy all obligations and liabilities with respect to, all payments and benefits of the Employees (and all former employees, agents and representatives involved in the Business) under the Asset Vendor’ or CAE UK Employee Plans, as the case may be, accrued up to the Closing Date or which relate to the events prior to the Closing Date in accordance with the terms thereof and applicable Laws, and the Asset Vendor and CAE UK, as the case may be, agree to indemnify and hold the Purchaser and its Affiliates harmless from and against any and all Damages which the Purchaser or its Affiliates may suffer or incur in connection with such obligations and liabilities.

For the avoidance of doubt, the Asset Vendors and CAE UK shall be responsible for the following claims or benefit payments of all Transferred Employees and former employees involved in the Business regardless of whether such claims are filed before or after the Closing Date:

(i)	with respect to death or dismemberment claims, those in respect of which the event occurred prior to the Closing Date;

(ii)	with respect to health claims, those in respect of which the services were provided or the supplies were purchased prior to the Closing Date;

(iii)	with respect to short term and/or long term disability claims and workers’ compensation claims, for those claims resulting from events that occurred prior to the Closing Date, including, to the extent covered under the Employee Plans, for recurring illnesses which first originated with events occurring prior to the Closing Date, whether or not such claims continue after the Closing Date.

(e)	The Purchaser or its Affiliates shall be responsible for all benefits of the Transferred Employees accrued from and after the Closing Date or which relate to events occurring after the Closing Date and the Purchaser agrees to indemnify and hold the Vendor harmless from and against any and all Damages which the Asset Vendors or CAE UK, as the case may be, may suffer or incur in connection with such benefits.

For the avoidance of doubt, the Purchaser or its Affiliates shall be responsible for the following claims or benefit payments of the Transferred Employees:

(i)	with respect to death or dismemberment claims, those in respect of which the event occurred after the Closing Date;

(ii)	with respect to health claims, those in respect of which the services were provided or the supplies were purchased after the Closing Date;

(iii)	with respect to short-term and/or long-term disability claims and workers’ compensation claims, for those claims resulting from events that occurred after the Closing Date, other than for recurring illnesses described in Section 8.9(d)(iii) above and covered under the Employee Plans.

(f)	The Purchaser or its Affiliates will cause the Purchaser Employee Plans to, or with respect to Transferred Employees in the U.K., will use reasonable best efforts to, (i) waive requirements of evidence of insurability, limitations on pre-existing conditions and eligibility periods for purposes of the Transferred Employees’ participation in the Purchaser Employee Plans and (ii) honour any deductible, co-payments, co-insurance or out-of-pocket expenses paid or incurred by such Transferred Employees, including with respect to their covered dependants, under the Asset Vendors’ or CAE UK Employee Plans since January 1 of the year of the Closing Date until the Closing Date, as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Employee Plans.

(g)	The Purchaser Employee Plans shall recognize years of employment of the Transferred Employees with the Vendor (and its Affiliates, or with the Corporations, as applicable) and/or years of service credited to the Transferred Employees under the Employee Plans for “locking-in” (solely for Transferred Employees who participate in certain Employee Plans, as applicable, in Canada) and eligibility and vesting purposes under the Purchaser Employee Plans as applicable.

(h)	The Vendor Parties shall notify the Transferred Employees that all Claims for expenses which qualify for coverage under the terms of any Employee Plan and which were incurred on or prior to the Closing Date must be submitted within the time limit provided by the Employee Plans and no later than 30 days after the Closing Date.

(i)	[Omitted]

(j)	[Omitted]

(k)	For those Employee Plans of a Corporation in which Employees of the Corporation participated immediately prior to Closing, but which also covered individuals employed by entities other than the Corporation or its wholly-owned subsidiaries (the “Umbrella Plans”), the provisions of Subsections 8.9(a), (b), (c), (f), (g), (i) shall apply, except that where Asset Vendors’ or CAE UK Employee Plans are referred to, it shall be read as “Umbrella Plans”, where the Purchaser or its Affiliates is referred to it shall be read as “Corporation”, and where Purchaser Employee Plans are referred to it shall be read as “Replacement Umbrella Plans”, mutatis mutandis.

8.10	Vendor and Purchaser Pension Plans

Vendor Pension Plans.

(a)	For the purpose of this section, the Vendor Pension Plans mean the “Retirement Plan for Employees of CAE Inc. and Associated Companies” and the “Pension Plan for Designated Executive Employees of CAE Inc. and Associated Companies”. In Canada, the Transferred Employees shall cease to participate in and accrue benefits under the Vendor Pension Plans immediately prior to the Closing Date, and subject to regulatory approval, if required, the assets and liabilities pertaining to the benefits accrued to the Transferred Employees up to the Closing Date under the Vendor Pension Plans (the “Transferred Benefits”) will be transferred to the pension plans established or designated by the Purchaser (the “Purchaser Pension Plans”).

The Purchaser Pension Plans will not necessarily provide the Transferred Employees, for their service after the Closing Date, with substantially the same benefits, terms and conditions as those of the Vendor Pension Plans in effect on the Closing Date. The Purchaser agrees to maintain the Purchaser Pension Plans for all Transferred Employees for a minimum period of eighteen (18) months and to fulfill any legal requirements with respect to these pension plans in Canada during that same minimum period.

(b)	Except as otherwise required by the applicable Laws, the Asset Vendors shall not make, without the prior written consent of the Purchaser, any modification to or in respect of the Vendor Pension Plans prior to the Transfer Date if such modification would affect the Adjusted Transfer Amount of Assets or the benefits of the Transferred Employees.

(c)	Subject to and conditional upon the completion of the asset transfer contemplated in Section 8.10(d) and the payment contemplated in Section 8.10(l) (if applicable), the Purchaser and the relevant Purchaser Pension Plans shall assume responsibility for the Transferred Benefits, including the payment of any solvency deficiency or unfunded liability disclosed in actuarial valuations for the Purchaser Pension Plans.

(d)	Subject to and conditional upon obtaining all necessary regulatory approvals, the Vendor shall transfer or cause to be transferred in cash an amount equal to the Adjusted Transfer

Amount of Assets and the Adjustment Amount (if the Transferred Liabilities are greater than the Regulatory Amount of Assets) from the pension funds of the relevant Vendor Pension Plans to the pension funds of the relevant Purchaser Pension Plans as further described in Section 8.10(l).

(e)	The “Adjusted Transfer Amount of Assets” shall be equal to the Regulatory Amount of Assets adjusted to reflect: (i) the Expenses of the applicable Vendor Pension Plan in respect of the Transferred Employees; (ii) the Rate of Return; (iii) any data corrections agreed between the parties, and (iv) benefit payments to or in respect of Transferred Employees, all between the Closing Date and the Transfer Date (the “Transitional Period”), subject to any necessary regulatory approval. The Purchaser shall be responsible for any contributions to be remitted to the Purchaser Pension Plans either by the Purchaser as employer or as contributions deducted from the Transferred Employees’ payroll after the Closing Date.

(f)	The “Expenses” shall include any reasonable out of pocket expenses related to the administration of pension plans, including without limitation, custodian fees, consulting fees, and fees related to the general administration of a pension plan such as computation of benefit entitlements upon termination of employment, death or retirement, including investment management fees but excluding any fees incurred in connection with the division of the Vendor Pension Plans and the determination of the Adjusted Transfer Amount of Assets. Expenses that can be allocated to specific Transferred Employees shall be so allocated. All other Expenses shall be allocated pro rata based on the ratio of the Transferred Liabilities to the total liabilities of the Vendor Pension Plan (calculated on the same basis). For greater certainty, Expenses shall not include any internal costs incurred by the Vendor and its Affiliates but shall include only amounts paid to third parties.

(g)	The “Regulatory Amount of Assets” shall be the amount of assets to be transferred out of each Vendor Pension Plan equal to the Transferred Liabilities, as calculated by the Vendor’s actuary and subject to any modification required by the relevant regulatory authorities in respect of the Transferred Benefits as of the Closing Date, after a joint undertaking by the Vendor and the Purchaser to obtain the regulator’s consent.

(h)	[Omitted]

Except as otherwise required by the relevant regulatory authorities, the Transferred Liabilities will be determined as at the Closing Date, using the same actuarial assumptions and methods as those used in the last actuarial valuations of the relevant Vendor Pension Plan filed with the regulatory authorities (or, if not required to be filed, as set forth in the Disclosure Letter) except for the solvency valuation assumptions which shall be that applicable in the month in which the Closing Date occurs.

(i)	During the Transitional Period, except as otherwise required by the relevant regulatory authorities, the Regulatory Amount of Assets (and the Adjustment Amount as applicable) shall be adjusted for the period ending on the Transfer Date at the rate of return of the Vendor Pension Plans (the “Rate of return”).

(j)	As soon as practicable after the Closing Date, but in any event within sixty (60) days after the Closing Date, the Vendor shall initiate the procedure leading to the division of the Vendor Pension Plans in order to allow for the transfer referred to in Section 8.10(d).

The Vendor shall be responsible for the division of the Vendor Pension Plans in accordance with applicable Laws, including the preparation of the relevant actuarial reports. These reports shall be completed within a period of three (3) months following the Closing Date and shall be submitted to the Purchaser for its review and confirmation. The Vendor shall also furnish to the Purchaser, but only with respect to the Canadian Transferred Employees, such data, calculations and other information as may reasonably be required or requested to permit a review, recalculation and confirmation of the relevant actuarial reports and a review of all amounts contemplated to be calculated under this Section 8.10(j). The Purchaser shall within thirty (30) days of receiving such reports, calculations, information and data (or such later date as the Parties may agree to) notify the Vendor as to its agreement or disagreement with the Vendor’s calculations. Upon agreement from the Purchaser, which shall not be unreasonably withheld, the Vendor shall file these reports with the relevant regulatory authorities and take all reasonable steps to obtain regulatory approvals (including, for greater certainty, approval for the payment of the Adjustment Amount by the Vendor to the Vendor Pension Plans and payment of the Adjustment Amount from the Vendor Pension Plans) on an expeditious basis.

(k)	During the Transitional Period, the Vendor shall administer both the benefits of the Transferred Employees under the Vendor Pension Plans and the investment of the estimated Adjusted Transfer Amount of Assets and the Adjustment Amount as part of the Vendor Pension Plans and in accordance with the Vendor’s standard investment policies in effect from time to time.

(l)	The Vendor shall arrange for the pension funds of the relevant Vendor Pension Plans to transfer an amount of cash equal to the Adjusted Transfer Amount of Assets (and, subject to the remainder of this Subsection 8.10(l) the Adjustment Amount, if the Transferred Liabilities are greater than the Regulatory Amount of Assets) to the pension fund(s) of the relevant Purchaser Pension Plans on the last day of the calendar month that is within sixty (60) days after the Vendor receives the final approval of the regulatory authorities for the transfer for each applicable plan (such date(s) of transfer, the “Transfer Date”). If the applicable regulatory authority does not permit the Vendor, after a joint undertaking by the Vendor and the Purchaser to obtain the regulator’s consent, to cause payment of the Adjustment Amount from the applicable Vendor Pension Plan, on each Transfer Date on which occurs a transfer of assets equal to the Adjusted Transfer Amount of Assets in respect of the Vendor Pension Plan, the Vendor shall pay to the Purchaser the Adjustment Amount, if the Transferred Liabilities are greater than the Regulatory Amount of Assets. If the Transferred Liabilities are less than the Regulatory Amount of Assets, the Purchaser shall pay to the Vendor the Adjustment Amount on the applicable Transfer Date. If the Adjustment Amount is paid otherwise from the Vendor Pension Plans, the Vendor and the Purchaser shall treat such payment as an adjustment to the Purchase Price.

(m)	The “Adjustment Amount” shall be the amount with respect to each Vendor Pension Plan, equal to the difference between the Regulatory Amount of Assets and the corresponding Transferred Liabilities, in each case which shall be calculated as of the Closing Date and adjusted to reflect the Rate of return as set out in Section 8.10(i), the Expenses and the payment of benefits.

(n)	Notwithstanding Section 8.9(d), upon the completion of the transfer contemplated in Section 8.10(l), the Vendor and the Vendor Pension Plans shall be completely discharged of all of their respective obligations with respect to the Transferred Benefits arising from events occurring after the Closing.

(o)	All calculations and actuarial reports required by this Section 8.10 shall be performed or prepared by the Vendor’s actuary and shall be subject to review and agreement of the Purchaser’s actuary, which shall not be unreasonably withheld. If the Purchaser’s actuary does not approve the Vendor’s actuary’s calculations or reports, the final determination shall be made by an independent third-party actuary, who is a fellow of the Canadian Institute of Actuaries, acceptable to both the Vendor and the Purchaser. If the parties cannot agree on an independent third party actuary, they shall jointly request that the President of the Canadian Institute of Actuaries appoint one. The reasonable fees and expenses of such independent third party actuary shall be borne equally by the Vendor and the Purchaser.

8.11	COBRA

     Purchaser shall be solely responsible on and after the Closing Date for claims relating to the continuation health care coverage requirements of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”) and Title I, Subtitle B, Part 6 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”) with respect to U.S. Transferred Employees and their qualified COBRA beneficiaries.

8.12	WARN and TUPE

     Purchaser shall be responsible for any obligations with respect to the U.S. Transferred Employees under the U.S. Worker Adjustment Retraining and Notification Act of 1998, as well as with the U.K. TUPE Transfer of Undertakings and Protection of Employment, as amended and any applicable state or local equivalent (collectively “WARN”) arising or accruing on or after the Closing Date in connection with any actions of Purchaser.

8.13	Flexible Spending Accounts

     Subject to the requirements of section 125 of the U.S. Tax Code, any unused amounts credited to U.S. Transferred Employees’ accounts (after the satisfaction of claims for expenses incurred prior to the Closing Date) under CAE USA’s medical expense reimbursement or dependent care reimbursement plan and any pre-existing elections of the U.S. Transferred Employees in effect thereunder will be transferred to, and assumed by, the applicable Replacement Plan for the balance of the calendar year during which the Closing occurs.

8.14	CAE UK Pension Plan

     The amounts credited to the Transferred Employees of CAE UK under the CAE UK pension scheme shall be dealt with according to the terms of the scheme and any applicable Law after the Termination Date.

8.15	CAE USA Terminated Employees

     Transferred Employees of CAE USA shall be treated as terminated employees for the purposes of the “Savings, Investment & Employee Benefit Plan Number 1, CAE USA Inc. and Affiliate Companies Section 401(k)”.

ARTICLE 9

CLOSING

9.1	Date, Time and Place of Closing

     The completion of the transactions of purchase and sale contemplated by this Agreement shall take place at the offices of Stikeman Elliott LLP, 1155 René-Lévesque Blvd. West, 40th Floor, Montreal, Québec, Canada, H3B 3V2, at 10:00 a.m. on the Closing Date or on such other date and at such other time as may be agreed upon in writing between Vendor and Purchaser, the whole with effect as of the Effective Time.

9.2	Closing Procedures

     Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, the Vendor Parties shall deliver actual possession of the Transferred Interests to the Purchaser and upon such delivery the Purchaser shall pay or satisfy the Purchase Price in accordance with Section 2.3 hereof.

9.3	Risk of Loss

(a)	If, prior to the Closing, all or any material part of the Transferred Interests or Assets held by the Corporations are destroyed or damaged by fire or any other casualty or are appropriated, expropriated or seized by any Governmental Entity, the Purchaser shall have the option, exercisable by notice in writing given within four Business Days of the Purchaser receiving notice in writing from the Vendor of such destruction, damage, expropriation or seizure:

(i)	to reduce the Purchase Price by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the Assets so damaged or destroyed and to complete the purchase, provided all proceeds of insurance for such damage or destruction are paid to the Vendor immediately upon receipt; or

(ii)	to complete the transaction contemplated in this Agreement without reduction of the Purchase Price, in which event (i) all proceeds of any insurance (other than business interruption insurance as provided in (ii) below) or compensation for expropriation or seizure shall be retained by the Corporations or, if such proceeds or compensation are payable to the Asset Vendors, paid to the Purchaser, and (iii) all proceeds of any business interruption insurance which compensates for business lost until the Closing Date less the sum of all deductibles on all other insurance shall be paid to the Vendor immediately upon receipt; or

(iii)	of terminating this Agreement and not completing the transaction contemplated in this Agreement, in which case all obligations of the Purchaser and the Vendor (save and except for its obligations under Sections 13.3 and 13.5 which shall survive) shall terminate immediately upon the Purchaser giving notice as required herein.

ARTICLE 10

POST-CLOSING COVENANTS

10.1	Books and Records

     For a period of seven years following Closing (i) Purchaser shall maintain and make available to Vendor the Transferred Books and Records which are delivered to Purchaser under this Agreement (or, if practicable, the relevant points thereof), as may be reasonably required for inspection and copying (at Vendor’s expense, provided that there shall be no mark-up of Purchaser’s actual cost and subject to confidentiality obligations on terms reasonably satisfactory to Purchaser) and (ii) Vendor shall maintain and make available to Purchaser the Books and Records not included in the Transferred Books and Records (or, if practicable, the relevant parts thereof), as may reasonably be required for inspection and copying (at Purchaser’s expense, provided that there shall be no mark-up of Vendor’s actual cost and that if the Books and Records include information as to a business of Vendor other than the Business, such information shall be provided subject to confidentiality obligations on terms reasonably satisfactory to Vendor).

10.2	Further Assurances

     Each Party upon the request of the other, whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further conveyances, transfers, assignments and other assurances as may be reasonably required to effectively transfer the Transferred Interests to Purchaser and carry out the intent of this Agreement and the other Transaction Documents.

10.3	Amounts Collected and Paid Post-Closing

     All moneys collected by or paid to Purchaser after the Closing Date which belong to CAE Vendors shall be paid promptly by Purchaser to Vendor. All moneys collected by or paid to CAE Vendors after the Closing Date which belong to Purchaser shall be paid promptly by Vendor to Purchaser. For purposes of this Section 10.3, any refund with respect to any Tax or Taxes of any Corporation for any taxable period that ends on or before the Closing Date or for any pre-Closing portion of any taxable period that begins before and ends after the Closing Date shall be allocated to and paid promptly to the applicable Share Vendor.

10.4	Change of Name

     As promptly as possible, but in no event later than thirty (30) days following the Closing, (i) Purchaser shall cause the Corporations to change their names to remove any reference to “CAE”, its logo or any derivative thereof and shall, and shall cause the Corporations to, on or prior to the expiry of such day period, cease any other use of the name “CAE”, its logo or any derivative thereof in connection with the Business except that Purchaser and the Corporations shall have the ongoing right following Closing to identify themselves as successors to the Asset Vendors in the operation of the Business for a period not exceeding 6 months (12 months in the case of the Business carried in Malaysia) following Closing and (ii) the Vendor and its Affiliates shall discontinue, on or prior to the expiry of such thirty (30) day period, use of the names and trade-marks listed in Section 3.1(l) Part I of the Disclosure Letter (the “Transferred Trade-Marks”) including any other trade-marks or trade names, logos or derivatives thereof that contain any of the Transferred Trade-Marks except as otherwise and to the extent permitted under the Technology Agreement.

10.5	Purchaser’s Assistance to CAE Vendors

     Purchaser agrees to provide or cause the Corporations to promptly provide to the relevant CAE Vendor, if reasonably requested by the Vendor, reasonable access to and assistance from Transferred Employees, to the extent required or desirable to enable the CAE Vendors to best deal with or settle any litigation related to Excluded Liabilities, any third party liabilities or claims which are the subject of indemnification by the Vendor pursuant to this Agreement.

10.6	Tax Returns Relating to Purchased Shares

(a)	Closing Return. If a Corporation is permitted, but not required, under applicable Tax Laws to treat the Closing Date as the last day of a Tax period, the Parties shall treat the Tax period as ending on the Closing Date and, with respect to any post-Closing period, the Share Vendor shall not file or cause to be filed any Tax Return for a post-Closing period on behalf of any Corporation. The Share Vendor shall prepare (or cause to be prepared), consistent with past practice to the extent permitted by law, each Tax Return with respect to the Corporations (other than the UK Companies) and Share Vendor (or any affiliated group of which the Corporations or Share Vendor has at any time been a member) required to be filed for taxable periods ending on or before the Closing Date.

(b)	Post-Closing Tax Returns. Purchaser shall prepare or cause to be prepared each Tax Return with respect to the Corporations required to be filed after the Closing for Taxable Periods ending after the Closing. The procedures contemplated by this Section 10.6(b) shall apply with respect to the two (2) Taxable Periods of any Corporation ending on or after the Closing Date. In this Section 10.6(b) “Taxable Period” means the taxation year-end of a Corporation or other relevant fiscal period for purposes of the applicable Law. Except as provided in this Section 10.6(b), if any of the Corporations proposes to take a position in a Tax Return for any of the first two (2) Taxable Periods ending on or after the Closing Date with respect to any item on any Tax Return that is inconsistent with the position taken by the Corporation concerned with respect to such item on its Tax Return for the last Taxable Period ending prior to the Closing Date (hereinafter referred to as an

“Inconsistent Filing Position”), Purchaser shall not have the right to be indemnified by the Vendor for any Taxes resulting directly from a post-Closing Date assessment or reassessment of a Taxable Period ending prior to the Closing Date with respect to the particular item which is the subject of the Inconsistent Filing Position, but only to the extent of the Inconsistent Filing Position actually taken. In the event a Corporation intends to take an Inconsistent Filing Position, the Corporation or the Purchaser shall notify the Vendor in writing at least 30 days prior to the due date for filing of the relevant Tax Return of its intention to take an Inconsistent Filing Position. The Corporation or the Purchaser will specify in the notice each item in respect of which a Corporation intends to take an Inconsistent Filing Position and will support each such position with a written opinion of tax counsel to the effect either (i) that the Corporation is required by Law to file the Tax Return based on the Inconsistent Tax Position, or (ii) that the Inconsistent Filing Position the Corporation intends to adopt is a more reasonable position under the applicable Law.

     In the event the opinion of tax counsel for the Corporation is that the Corporation is required by Law to adopt a particular Inconsistent Filing Position, the Corporation shall be entitled to file the relevant Tax Return based on the Inconsistent Filing Position and the obligation and liability of the Vendor to indemnify the Purchaser or the Corporation for any Taxes assessed or reassessed upon the Corporation in respect of the particular item shall not be affected.

     In the event the opinion of tax counsel is that the Inconsistent Filing Position the Corporation intends to adopt is a more reasonable filing position under the applicable Law than the position taken by the Corporation concerned in its Tax Return for the last Taxable Period ending prior to the Closing Date, then:

(i)	if Vendor does not consent in writing to such Inconsistent Filing Position at least 10 days prior to the due date for filing of the relevant Tax Return and the Corporation files on the basis of the Inconsistent Filing Position, Vendor shall be released from its obligation and liability to indemnify Purchaser for any Taxes resulting directly from a post-Closing Date assessment or reassessment of a Taxable Period ending prior to the Closing Date with respect to the particular item which is the subject of the Inconsistent Filing Position but only to the extent of the Inconsistent Filing Position actually taken;

(ii)	if Vendor does not consent in writing to such Inconsistent Filing Position at least ten (10) days prior to the due date for filing of the relevant Tax Return and the Corporation files the relevant Tax Return based on the consistent position established by the Corporation in respect of the item concerned for the last Taxable Period of the Corporation ending prior to the Closing Date then, in addition to any obligation and liability of the Vendor to otherwise indemnify the Purchaser or any Corporation for Taxes under this Agreement, the Vendor shall, in respect of the Taxable Period in which the Corporation files the Tax Return based on that consistent position (and, for greater certainty, provided that the Taxable Period concerned is a Taxable Period ending on or prior to the second Taxable Period ending after the Closing Date), have the obligation and liability to indemnify the Purchaser for the amount by which (A) the Taxes (exclusive of interest) assessed or reassessed upon the Corporation in respect of the particular item, exceeds (B) the amount of Taxes that would otherwise have been payable by the Corporation had the relevant Tax Return been filed based on the Inconsistent Filing Position;

(iii)	if Vendor consents in writing to such Inconsistent Filing Position at least 10 days prior to the due date for filing of the relevant Tax Return, the Vendor shall have no obligation or liability to indemnify the Purchaser or the Corporation for any Taxes assessed or reassessed upon the Corporation in respect of the particular item for the Taxable Period concerned.

     If the Vendor fails to notify the Purchaser or the Corporation in writing within 10 days prior to the due date for filing of the relevant Tax Return as to whether it consents to the Inconsistent Filing Position, the Vendor shall be deemed to have consented to the Inconsistent Filing Position.

(c)	Tax Documentation, Audits and Assessments. Vendor shall prepare, present for review, execute and deliver to Purchaser, in a form and substance reasonably acceptable to Purchaser, all documents, statements and certificates related to Taxes as may be required by any Governmental Entity in connection with a Corporation (other than in relation to the UK Companies) in respect of a period ending on or prior to Closing. The Purchaser and Vendor shall promptly notify each other in writing of any notice of any Tax audit of or assessment or reassessment against any Corporation for any pre-Closing period.

10.7	Tax Documentation and Cooperation and Exchange of Information

(a)	Vendor shall prepare, present for review, execute and deliver to Purchaser, in a form and substance reasonably acceptable to Purchaser, all documents, statements and certificates related to Taxes as may be required by any Governmental Entity in connection with a Corporation or the Business.

(b)	Vendor and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause a Corporation to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes related to a Corporation, the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Vendor and Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any document or information provided under this Section 10.7(b). Each of Vendor and Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession relating to Tax matters relevant to a Corporation, the Purchased Assets or the Business for the

taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before Vendor or Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given the opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this Section 10.7(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

10.8	Post-Closing Confidentiality

     For a period of 10 years after the Closing, the Vendor shall not, and shall ensure that its Affiliates, employees, directors, agents, representatives and consultants do not, disclose to any Person, or use for any purpose, any information exclusively related to the Business, including all information contained in the Transferred Books and Records and all Transferred IP, except as expressly permitted in the Technology Agreement or as necessary for the Vendor or its Affiliates to perform their obligations under the Transitional Services Agreement or the Subcontract Agreement and except as required by Law. The obligations imposed upon the Vendor in this Section 10.8 shall not apply in respect of information relating to the Business (i) if such information is or becomes publicly known other than through an unauthorized act of the Vendor or its Affiliates, Employees, directors, agents, representatives and consultants, (ii) if Purchaser consents in writing to the proposed use or disclosure of such information, (iii) if such information is disclosed to Vendor or any of its Affiliates, director or employees by a third party having no obligation of confidentiality as to such information, or (iv) if such information is independently generated without the use of any such information.

10.9	[Omitted]

10.10	Confidentiality Obligations on the Part of Purchaser

     The Purchaser will not request nor will it accept from the Employees any information marked as confidential or confidential by its nature relating to the Vendor excluding the Business.

ARTICLE 11

INDEMNIFICATION

11.1	Vendor Indemnification in favour of Purchaser

     Subject to Sections 11.3(b) and 11.4, Vendor shall indemnify and save harmless Purchaser, its Permitted Affiliates purchasing any of the Transferred Interests hereunder or party to any of the Transaction Documents and their respective directors, on an after-Tax basis, from and against any Claims and Losses (whether or not involving a Third Party Claim) including reasonable legal expenses (collectively, “Damages”) suffered by, imposed upon or asserted against Purchaser, its Permitted Affiliates purchasing any of the Transferred Interests hereunder or party to any of the Transaction Documents and their respective directors, as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any failure of Vendor to perform or fulfill any covenant of Vendor under this Agreement;

(b)	any breach or inaccuracy of any representation or warranty given by Vendor contained in this Agreement or in the Vendor’s Certificate;

(c)	the Excluded Liabilities and any other liability or obligation whatsoever of the Vendor or its Affiliates (other than the Corporations) that is not an Assumed Liability;

(d)	any non-compliance with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Purchased Assets to Purchaser and its designated Permitted Affiliates; and

(e)	any matter in respect of which Vendor is obligated to indemnify Purchaser under the terms of the Transitional Services Agreement.

     Notwithstanding anything to the contrary in this Agreement, there is no warranty, representation or indemnification by Vendor in favour of Purchaser with respect to use of the Licensed Trademarks (as defined in the Technology Agreement) in any jurisdiction in which Vendor does not have a trademark registration.

11.2	Purchaser Indemnification in Favour of CAE and Other Members of Vendor’s Group

     Subject to Section 11.3(b), Purchaser shall indemnify and save CAE Vendors, CAE UK, CAE Elektronik GmbH and their respective directors, on an after-Tax basis, harmless of and from any Damages suffered by, imposed upon or asserted against CAE Vendors, CAE UK, CAE Elektronik GmbH and their respective directors, as a result of, in respect of, connected with, or arising out of, under or pursuant to:

(a)	any failure of Purchaser to perform or fulfill any covenant of Purchaser under this Agreement;

(b)	any breach or inaccuracy of any representation or warranty given by Purchaser contained in this Agreement or in the Purchaser’s Certificate;

(c)	any of the Assumed Liabilities; and

(d)	any matter in respect of which Purchaser is obligated to indemnify Vendor under the terms of the Transitional Services Agreement.

11.3	Time Limitations

(a)	The representations and warranties contained in this Agreement and in the Vendor’s Certificate and Purchaser’s Certificate will survive Closing.

(b)	No Party shall have any obligation or liability whatsoever under Sections 11.1(b) or 11.2(b) with respect to any representation or warranty made by such Party in this Agreement or the Vendor’s Certificate or Purchaser’s Certificate, as the case may be, unless the Party has been notified of the Claim under Sections 11.1(b) or 11.2(b) with respect thereto (the “Indemnification Claim”) within the following applicable period:

(i)	if the Indemnification Claim is made under Section 11.1(b) and is in respect of representations and warranties set out in Section 3.1(a), 3.1(b), 3.1(c)(i), 3.1(e) or 3.1(f) (or the corresponding representations and warranties made in the Vendor’s Certificate), at any time after Closing;

(ii)	if the Indemnification Claim is made under Section 11.1(b) and is in respect of representations and warranties set out in Section 3.1(ff) (or the corresponding representations and warranties made in the Vendor’s Certificate), at any time after the Closing until the date that is ninety (90) days after the expiration of the period (the “Tax Assessment Period”) during which a Tax assessment may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend having regard, without limitation, to any waivers which extend the period during which the Tax assessment may be issued in respect of any taxation year but only with respect to the specific Tax matters referred to in any such waivers. For the purposes of the foregoing, a Tax assessment shall include any assessment, reassessment of other form of recognized document assessing liability for Taxes under applicable Law;

(iii)	if the Indemnification Claim is made under Section 11.1(b) and is in respect of the representation and warranty set out in Section 3.1(cc), [Omitted];

(iv)	if the Indemnification Claim is made under Section 11.2(b) and is in respect of the representations and warranties set out in Sections 4.1(a) to 4.1(c), [Omitted];

(v)	if the Indemnification Claim is made under Sections 11.1(b) or 11.2(b) and is in respect of any other representation and warranty, [Omitted]; and

(vi)	if the Indemnification Claim is made under Sections 11.1(b) or 11.2(b) and is in respect of a particular representation and warranty and involves fraud or fraudulent or willful misrepresentation by the Party giving that particular representation and warranty, at any time after Closing.

11.4	Limitation on Damages

     Except in respect of (A) indemnification pursuant to Section 11.1(a) in respect of any failure of Vendor to perform or fulfill any covenant of Vendor in Section 6.7, Section 10.8 and Article 12, (B) in respect of indemnification pursuant to Sections 11.1(c) and 11.1(d) and (C) in respect of indemnification pursuant to Section 11.1(b) in respect of Tax matters of the Corporations referred to in Section 3.1(ff), the liability of Vendor for indemnification pursuant to Section 11.1 shall be limited as follows:

(a)	[Omitted]

(b)	[Omitted]

(c)	[Omitted]

(d)	where Purchaser is at any time entitled to recover from some other Person (including an insurer) any sum in respect of any matter giving rise to a claim under Section 11.1, Purchaser shall, provided that Purchaser or the Business is not materially prejudiced in so doing, take all reasonable steps at the cost of Vendor to enforce such recovery or, at the request of the Vendor and provided that Vendor has fully indemnified Purchaser with respect to such Claim, shall validly assign to Vendor its rights of action in respect of such Claim (to the extent permitted by Law), and, in the event that Purchaser shall recover any amount from such other Person, the amount of the Damages suffered by the Purchaser shall be reduced by the amount recovered by Purchaser from such Person; and

(e)	the amount of the Damages suffered by Purchaser shall be reduced to the extent of any Tax benefit Purchaser may realize as a result of the occurrence of such Damages.

[Omitted]

11.5	Notification

     Promptly upon obtaining knowledge thereof, the Party seeking indemnification pursuant to this Agreement (the “Indemnified Party”) shall notify in writing the other Party (the “Indemnifying Party”) of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 11. The omission to so notify the Indemnifying Party shall relieve the Indemnifying Party from any duty to indemnify and hold harmless which might otherwise exist with respect to such cause only to the extent that the omission to notify prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article 11.

11.6	Defense of Third Party Claims

(a)	If any legal proceeding shall be instituted or any Claim shall be asserted by a third party (each a “Third Party Claim”) against a Party and the Party seeks indemnification under Section 11.1 or 11.2 in respect thereof (in this Section 11.6, the “Indemnified Party”), then the other Party (in this Section 11.6, the “Indemnifying Party”) shall have the right, after being notified of a Third Party Claim under Section 11.5 and upon giving notice to the Indemnified Party within thirty (30) Business Days of such notification, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

(i)	the Indemnifying Party agrees in writing that the full amount of Damages that may be awarded or incurred under such Third Party Claim shall be subject to indemnification under this Article 11;

(ii)	the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

(iii)	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and

(iv)	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

(b)	If the Indemnifying Party fails within thirty (30) Business Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with this Section 11.6, then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or to cause Vendor to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

(c)	Where the defense of a Third Party Claim is being undertaken and controlled by the Indemnifying Party, the Indemnified Party will use its reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such Claims provided the Indemnifying Party reimburses the Indemnified Party for reasonable and documented expenses associated with any employees made available by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.6(c), which expenses shall not exceed the actual cost to the Indemnified Party associated with the employees.

(d)	With respect to any Third Party Claim, the Indemnified Party shall make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any such Claim and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defence of such Claim.

11.7	Exclusive Remedy

     Purchaser and the Vendor acknowledge and agree that (i) following the Closing, the indemnification provisions of Sections 11.1 and 11.2 shall be the sole and exclusive remedies of Purchaser and Vendor for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms thereof or other injunctive relief in addition to any other remedy at Law or equity, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or Vendor, after the consummation of the purchase and sale of the Transferred Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each Party hereto shall take all reasonable steps to mitigate its Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages.

11.8	Tax Treatment

     To the extent permitted by Law, the Parties hereto agree to treat all payments made under this Article 11 or under any other indemnity provision contained in this Agreement or otherwise in connection herewith as adjustments to the Purchase Price for all Tax purposes. The Parties further agree that such payments shall be made by the CAE Vendors having disposed of the Assets or Shares of a Corporation in connection to which a Claim is made against or a Loss suffered and that such payment shall be made to the Purchaser or its relevant Affiliates having purchased such Assets or Shares.

11.9	GST/QST/HST

     If Vendor and Purchaser or the relevant Affiliates for purposes of Section 11.8 acting reasonably determine that any indemnification payment (the “Payment”) made hereunder is subject to GST or QST or is deemed by the Excise Tax Act (Canada) to be inclusive of the GST or the Act Respecting the Québec Sales Tax to be inclusive of the QST (or if any other similar Tax is applicable to such Payment), the amount of the Payment shall be increased by the amount of all such Taxes.

ARTICLE 12

NON-COMPETITION

12.1	Term of Article 12

     The term of this Article 12 shall commence on the Closing Date and shall expire on the fifth anniversary of the Closing Date (the “Term”).

12.2	[Omitted]

12.3	Non-Solicitation of Customers

     During the Term, Vendor shall not (and shall cause each of its Affiliates not to) on its own behalf or on behalf of or in connection with any other Person, directly or indirectly, in any capacity whatsoever including as an employer, employee, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier or trustee or by or through any corporation, cooperative, partnership, trust, unincorporated association or otherwise:

(a)	Canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer with respect to the Business; or

(b)	Accept (or procure or assist the acceptance of) any business from any Customer with respect to the Business; or

(c)	Supply (or procure or assist the supply of) any goods or services to any Customer with respect to the Business.

12.4	Non-Solicitation of Employees

     During the term of the Transitional Services Agreement and for a period of two (2) years thereafter:

(a)	Vendor shall not, directly or indirectly, solicit any Employee to take employment with it; and

(b)	Purchaser shall not, directly or indirectly, solicit any employee of the Vendor or any member of the Vendor’s Group to take employment with it.

For the purposes of this sub-section, general public advertisements and other recruitment steps not involving targeted contacts of employees shall not be considered to be a solicitation of any employee.

     Further, during the term of the Transitional Services Agreement and for a period of two (2) years thereafter, neither Vendor nor Purchaser (nor any of their respective Affiliates) shall hire any of the other Party’s software development engineering staff for any elements of the Intellectual Property Rights that are subject to the Technology Agreement, or other licenses entered into between the Parties hereto in respect of the transactions hereby contemplated.

12.5	Portfolio Exception

     The Vendor shall not be in default under this Article by virtue of its holding as a passive investor not more than five percent (5%) (including shares held by any Affiliates or Persons acting jointly or in concert with Vendor) of the issued and outstanding shares of a corporation, the shares of which are listed on a recognized stock exchange.

12.6	Reasonableness

     The Vendor expressly acknowledges that the covenants contained in this Article 12 are necessary for the Purchaser to receive the full benefit of the goodwill of the Business and that this Article 12 is reasonable and valid in all respects and Vendor irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the Territory or the duration and scope of this Agreement) in any proceeding to enforce any provision of this Agreement.

12.7	Equitable Remedies

     In the event of a violation, contravention, breach or threatened breach of this Article 12 by Vendor, Purchaser shall be entitled to both temporary and permanent injunctive relief. Subject to Section 11.4, the right of Purchaser to injunctive relief shall be in addition to any and all other remedies available to it and shall not be construed to prevent it from pursuing, either consecutively or concurrently, any and all other legal or equitable remedies available to it including the recovery of monetary damages.

ARTICLE 13

MISCELLANEOUS

13.1	Notices

     Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by facsimile or other similar form of recorded communication addressed:

to Purchaser at:	L-3 Communications Corporation
600 Third Ave.
New York, NY 10016

	Attention:	General Counsel

	Telephone:	(212) 805-5634
	Facsimile:	(212) 805-5494

with a copy to:	Osler, Hoskin & Harcourt LLP
1000 de la Gauchetiere Street West
Suite 2100
Montreal, Québec
H3B 4W5

	Attention:	Iain C. Scott

	Telephone:	(514) 904-8100
	Facsimile:	(514) 904-8101

to Vendor at:	CAE Inc.
8585 Cote de Liesse Road
Ville St-Laurent, Québec
H4L 4X4

	Attention:	General Counsel

	Telephone:	(514) 734-5779
	Facsimile:	(514) 340-5530

with a copy to:	Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
40th Floor
Montreal (Quebec)
H3B 3V2

	Attention:	Christine Desaulniers and Nicolas J. Beugnot

Telephone:	(514) 397-3000
Facsimile:	(514) 397-3222

     Any such communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Montreal time) and otherwise on the next Business Day, or (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such Party at its changed address.

13.2	Time of the Essence

     Time shall be of the essence of this Agreement.

13.3	Announcements

     Neither Party nor their respective representatives will make any public disclosure concerning the matters set forth in this Agreement or the transactions contemplated hereby without the prior consent of the other Party, except if required for legal, securities Laws or other regulatory reasons.

13.4	Third Party Beneficiaries

     Vendor and Purchaser intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Parties to this Agreement and no Person, other than the Parties to this Agreement shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

13.5	Expenses

     Vendor and Purchaser shall pay for their own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby, including, without limitation, legal and accounting fees and expenses. Vendor shall pay all fees and expenses incurred by Corporations incident to the negotiation, preparation and execution of this Agreement and the agreements contemplated hereby including, without limitation, legal and accounting fees and expenses incurred prior to Closing.

13.6	Amendments

     This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Vendor and Purchaser.

13.7	Waiver

     No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver be binding unless executed in writing by the Party to be bound by the waiver.

     No failure on the part of Vendor or Purchaser to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

13.8	Non-Merger

     Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the Closing and, notwithstanding such Closing and any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

13.9	Entire Agreement

     This Agreement together with the agreements referred to herein and the Disclosure Letter constitutes the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth herein and therein and neither Vendor nor Purchaser has relied or is relying on any other information, discussion or understanding in entering into and completing the transactions contemplated in this Agreement. Purchaser acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, Tax returns, contracts, insurance summaries and other property and assets of the Business that Vendor has made available to Purchaser, and Purchaser has not been refused access to any document, asset or facilities relating exclusively to the Business that it has requested to see or review. For greater certainty, except as set forth in Article 3, none of Vendor, its subsidiaries or Affiliates or any of their respective officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at Law or in equity, in respect of the Business or any of the Transferred Interests, including with respect to (i) merchantability or fitness for any particular purpose, (ii) the operation of the Business by Purchaser after Closing in any manner other than as used and operated by Vendor Parties and the Corporations and their Subsidiaries, or (iii) the probable success or profitability of the Business after Closing. Other than the indemnification obligations of Vendor set forth in Article 11, none of Vendor, its subsidiaries or Affiliates, or any of their respective officers, directors, employees or representatives will have or be subject to any liability or indemnification obligation to Purchaser or to any other person resulting from the distribution to Purchaser, its Affiliates or representatives of, or Purchaser’s use of, any information relating to the Business, including the confidential offering memorandum in respect of the Business and any information, documents or material made available to Purchaser, whether orally or in writing, in certain “data rooms”, management presentations, functional break-out discussions, responses to questions submitted on behalf of Purchaser or in any other form in expectation of the transactions contemplated by this Agreement. Any such other representation or warranty is hereby expressly disclaimed.

13.10	Successors and Assigns

     This Agreement shall become effective when executed by Vendor and Purchaser and after that time shall be binding upon and enure to the benefit of Vendor, Purchaser and their respective successors and permitted assigns.

13.11	Assignment

     Purchaser shall not, as a result of this Agreement, have the right to assign or transfer this Agreement or any rights granted to Purchaser under this Agreement, other than in connection with a Permitted Sale (as defined below) or with the prior written consent of Vendor, which shall not be unreasonably withheld or delayed. In determining the reasonableness of any refusal of Vendor to consent to any proposed assignment or transfer, the following factors shall, without limitation, be considered: (i) the extent to which the proposed assignee is a direct competitor of Vendor; (ii) the extent to which the rights purported to be transferred or assigned could be used by the proposed assignee to adversely affect the competitive position of Vendor; (iii) the absence of reasonable contractual safeguards to ensure that restrictive covenants and confidentiality provisions of this Agreement will be complied with by the purported assignee and/or transferee, and (iv) the lack of access by Vendor to reasonable enforcement rights and remedies for breach of any such restrictive covenants or confidentiality provisions. The Parties agree that a Permitted Sale shall not require any Vendor consent hereunder. For the purpose of this provision, a “Permitted Sale” means any sale of all or substantially all of the assets of, a merger or a reorganization of Purchaser, a change of control of Purchaser and any assignment or transfer to a Permitted Affiliate; provided that any such assignment shall not relieve either Purchaser or any of its Affiliates of their obligations hereunder and they shall remain jointly and severally liable.

13.12	Inconsistency

     This Agreement shall override the Exhibits annexed hereto to the extent of any inconsistency.

13.13	Severability

     If any provision of this Agreement shall be determined by an arbitrator or any court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be severed from this Agreement and the remaining provisions shall continue in full force and effect.

13.14	Governing Law

     This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

13.15	Counterparts

     This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.

CAE INC.

By:
(signed) Name: Hartland J. A. Paterson
Title: Vice President, Legal and General Counsel
Authorized Signing Officer

L-3 COMMUNICATIONS CORPORATION

By:
(signed) Name: David Butler
Title: Vice President, Planning
Authorized Signing Officer

EXHIBIT 1.1(xx)

EXCLUDED LIABILITIES

[Omitted]

EXHIBIT 2.1(a)

Exhibit 2.1(a), Part I — Purchased Assets

(a)	Tangible Personal Property. All machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies, materials, vehicles, material handling equipment, parts, tools, jigs, dies, moulds, patterns, tooling and spare parts and tangible assets (other than Inventory) owned and used or held by the Asset Vendors or CAE UK for use exclusively in or relating exclusively to the Business and any of the foregoing which are in storage or in transit but excluding tangible assets of CAE Montreal Operations used for the manufacture of the components listed in Section 4.3(a) of the Technology Agreement and the components listed in Schedule 2.2 of the Technology Agreement (lists of which shall be provided to Purchaser prior to Closing).

(b)	Supplies. All spare parts and supplies of all kinds including office supplies, owned by Asset Vendors and used exclusively in connection with the Business.

(c)	Inventories. All Inventories.

(d)	Accounts Receivable. All Accounts Receivable and other amounts receivable (including unbilled sales) as at the Closing Date (except for such amounts receivable from members of the Vendor’s Group).

(e)	Prepaid Expenses. All prepaid expenses relating exclusively to the Business relating to the post-Closing conduct thereof.

(f)	Contracts. The full benefit of all Contracts, unfilled purchase orders (including for tooling and Inventory) received by Asset Vendors and related letters of credit payable to Asset Vendors, forward commitments by Asset Vendors for supplies or material entered into in the Ordinary Course, all restrictive agreements and negative covenants agreements which Asset Vendors may have with Employees and consultants of the Business, past or present, leases of personal property, licenses, undertakings, engagements or commitments of any nature, written or oral, to which Asset Vendors are entitled, in each case solely in connection with the Business.

(g)	Leased Property. The leasehold interest of Asset Vendors in and to the Leased Properties and all right, title and interest of Asset Vendors in and benefits of Asset Vendors to and under the Leases.

(h)	Authorizations. All Authorizations owned, held or used by Asset Vendors exclusively relating to the Business, to the extent transferable.

(i)	Transferred IP. All of the rights, title and interests of the Asset Vendors in the Transferred IP, including that set out in Part I of Section 3.1(l) of the Disclosure Letter.

(j)	Books and Records. The Transferred Books and Records.

(k)	Claims. All claims of Asset Vendors exclusively relating to the Business or the Purchased Assets, known or unknown, contingent or otherwise but excluding counterclaims related to any Excluded Liabilities.

(l)	Warranty Rights. The full benefit of all warranties and warranty rights which apply to any of the Purchased Assets.

(m)	Goodwill. The goodwill of the Business and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor.

(n)	Test Equipment. The test equipment listed under Schedule A hereto.

Schedule A

Equipment	Mnf Number	Qty
MC BUS Stimulator	CAE	7
ANZAC Stimulator	CAE	1
CPF MCC Mini System	CAE	1
CPF SC Mini System	CAE	1
MHC SSCP Mini System	CAE	1
CPF MAST Mini System	CAE	1
CPF OBTS Mini System	CAE	1
ANZAC Semen’s LOP	Seman	1
ANZAC Meters	Seman	1
Micro VAX	DEC	2
Sun Workstatios	SUN	5
Mini System MRTU KMSH	CAE	4
Mini System MRTU TNC-45	CAE	1
Mini System LHD	CAE	1
Mini System SM1C	CAE	1
DC Power +24 V @100 A	Argus RST 24/100	4
Set of DCC cables and PCB		1Lot
Old Cables		1Lot
MC Bus PCB	CAE	400
RGB Monitors		15
Aydin Monitors	Aydin	7
DC Power +24 V @160A	Lambda	4
DC Power +24 V @ 40 A		7
Desk Top PC for Staff		7
Desk Top PC for Engineering Test		5
Mini VDMC Programmer	CAE	2
Lap Top		4
Omni Cron PC based for MRTU	Omni Cron	1
CRIMPER Cannon	CCT-D-*C-1	3
BREAK OUT BOX RS232	TS153A	1
DECADE RESISTOR	6845	5
DIGITAL MULTIMETER	75	3
DIGITAL MULTIMETER	8020A	2
DIGITAL OSCILLOSCOPE	TDS220	2
DIGITAL MULTIMETER	75 SERIES III	3

Equipment	Mnf Number	Qty
CALIBRATOR	CALYS 5	1
CALIBRATOR	8200	1
CRIMPER	90067	2
CRIMPER	22520/2-01	2
CRIMPER	90067	2
CRIMPER	47386	1
CRIMPER	90202-4	1
CRIMPER	N/A	1
DIELECTRIC TESTER	AV-50BM	1
FIBER OPTIC METER	FOM	1
FIBER OPTIC SOURCE	FOS 850/1300	1
FUNCTION GENERATOR	33120	1
LOOP CALIBRATOR	4353E	1
MEGOHMETER	1863	1
MULTIMETER	260	1
OSCILLOSCOPE	2430A	1
POLYNOMIAL WAVEFORM SYNTHESIZER	2020-25	1
PROCESS CALIBRATOR	JN 6532	1
PROTOCOL ANALYZER	4953A	1
RESISTIVITY METER	C-6	1
SCOPEMETER	95	1
THERMOMETER-CALIBRATOR	PJ6521	1
UNIVERSAL TEST SET	CMC156	1
VARIAC	N/A	1
VIDEO TEST GENERATOR	801GX	1
CURRENT CLAMP ON METER	2004	1
DIGITAL CABLE ANALYZER	DSP4300	1
DIGITAL MULTIMETER	RMS225	1
EPROM ERASER	PC2200A	1
POWER SUPPLY	L5R8504380	1
PROTOCOL ANALYZER	4954A	1
SCOPEMETER	95	1
SMART REMOTE	DSP4300SR	1
Digital Oscilloscope 4 channels 8GHz	TEKTRONIX TDS6000B	1
Logic Analyzer	TEKTRONIX TLA 715	1
Bench Multimeter	Hewlett-Packard 3458/HFL	1

Equipment	Mnf Number	Qty
Digital Multimeter	FLUKE 80 Series V	1
Digital Logic Probe	HP 546	1
Clamp-On Meter	FLUKE 321/322	1
Breakout Box RS-232/RS-458	BlackBox TS140	1

Exhibit 2.1(a), Part II -Excluded Assets

     The Purchased Assets shall not include the rights, title and interest in, to and under any of the following property and assets existing and owned by Asset Vendors (and the Corporations where specifically so noted) as of the Effective Time:

(a)	All cash and cash equivalents other than cash and cash equivalents remaining in the Corporations; (for greater clarity, any cash or cash equivalents of the Corporations as of the Closing Date, if any, shall be compensated to the Vendor through the Net Working Capital Adjustment);

(b)	The minute books and corporate records of Asset Vendors;

(c)	Any shares in the share capital of any Person owned by CAE Vendors other than the Corporations;

(d)	Any assets or property relating to Vendor’s Group’s commercial simulation and training and military simulation and training businesses, except to the extent for use exclusively in the Business;

(e)	Any assets or property of CAE UK other than the tangible property of CAE UK for use exclusively in or relating exclusively to the Business;

(f)	Any insurance policies or bonds of the Asset Vendors, including prepaid premiums up to the Closing Date in respect thereof;

(g)	Subject to Article 8, any rights in Employee Plans;

(h)	Any inter-company receivables, of any nature whatsoever, owed by any member of the Vendor’s Group to any Corporation;

(i)	Any asset of the Asset Vendors in relation to any and all Taxes;

(j)	Any right or interest in and to the name “CAE”, its logo or any derivative thereof, except as otherwise explicitly provided in the Agreement; and

(k)	Subject to the terms of the Technology Agreement, any Intellectual Property Right that is not Transferred IP, or Intellectual Property Rights not otherwise required to be transferred to Purchaser.

EXHIBIT 1.1(qqqq)

TECHNOLOGY AGREEMENT

[Omitted]

EXHIBIT 1.1(yyyy)

TRANSITIONAL SERVICES AGREEMENT

[Omitted]